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Exhibit (a)(1)(vii)

Amended and Restated
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
SCHIFF NUTRITION INTERNATIONAL, INC.
at
$42.00 Net Per Share
by

ASCOT ACQUISITION CORP.,
a wholly-owned subsidiary of
RECKITT BENCKISER LLC
a wholly-owned subsidiary of
RECKITT BENCKISER GROUP PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 14, 2012, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined herein) is being made by Ascot Acquisition Corp., a Delaware corporation ("Purchaser"), a wholly-owned subsidiary of Reckitt Benckiser LLC, a Delaware limited liability company ("Parent"), a wholly-owned subsidiary of Reckitt Benckiser Group plc, a public limited company organized under the laws of England and Wales ("Ultimate Parent"). Purchaser is offering to purchase all of the shares of Class A common stock of Schiff Nutrition International, Inc., a Delaware corporation ("Schiff" or the "Company"), par value $0.01 per share (the "Class A Shares"), and all of the shares of Class B common stock of the Company, par value $0.01 per share ("the Class B Shares," and together with the Class A Shares, the "Shares"), that are issued and outstanding, at a price of $42.00 per Share, net to the holder in cash (the "Offer Price"), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this amended and restated offer to purchase (as amended, this "Offer to Purchase"), and the related amended and restated letter of transmittal (as amended, the "Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer."

        We are making this Offer pursuant to an Agreement and Plan of Merger dated November 21, 2012, by and among Parent, Purchaser, the Company and, for limited purposes described therein, Ultimate Parent (the "Merger Agreement"), a copy of which is set forth as Exhibit (d)(1)(ii) to amendment no. 1 to the tender offer statement on Schedule TO filed on November 21, 2012 by Purchaser, Parent and Ultimate Parent, which tender offer statement was originally filed on November 16, 2012 (as amended, the "Schedule TO" and of which this amended and restated Offer to Purchase forms a part).

        THE DATE OF THE ORIGINAL OFFER TO PURCHASE IS NOVEMBER 16, 2012. THE OFFER TO PURCHASE IS BEING AMENDED AND RESTATED AS OF NOVEMBER 27, 2012 (AS AMENDED, THE "OFFER TO PURCHASE").

        THE BOARD OF DIRECTORS OF THE COMPANY HAS, UPON THE TERMS AND THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT, (I) DETERMINED THAT THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT DESCRIBED HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, (II) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT IN ACCORDANCE WITH THE REQUIREMENTS OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (THE "DGCL"), (III) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS VOTE THEIR

SHARES IN FAVOR OF ADOPTING THE MERGER AGREEMENT BY WRITTEN CONSENT IN LIEU OF A MEETING AND (IV) RESOLVED TO RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        The Offer is conditioned upon: (i) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to 11:59 p.m., New York City time, on Friday, December 14, 2012 (the "Expiration Date," unless the Offer is extended pursuant to and in accordance with this Offer to Purchase, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended, will expire) that number of Shares, that, when added to the Shares then beneficially owned by Parent and its Subsidiaries would represent, after giving effect to our acceptance for payment of Shares tendered in the Offer and the conversion of Class B Shares into Class A Shares, one Share more than Shares representing fifty percent (50%) of the total outstanding voting power of the Shares on a fully-diluted basis (which includes all Shares issuable upon the exercise, conversion or exchange of any options, rights and securities exercisable or convertible into Shares then outstanding (other than any Shares issuable pursuant to the Top-Up Option (as defined below) and any Shares issuable upon the exercise of any Company Option (as defined below) held by any director or officer who has executed a D&O Agreement (as defined below)) regardless of whether or not then vested), (ii) the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and (iii) other customary conditions. On November 27, 2012, we were notified by the Federal Trade Commission (the "FTC") that the early termination of the HSR waiting period has been granted, effective immediately, thereby satisfying the related condition to the Offer. See Section 15—"Conditions to the Offer."

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents to Wells Fargo Shareowner Services, in its capacity as depositary for the Offer (the "Depositary"), (ii) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, in order to tender your Shares by a transfer of Direct Registration Book-Entry Shares (as defined below) or to tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility," or (iii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

        If you hold any Company Restricted Shares (as defined below) and desire to tender any Company Restricted Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with any other required documents to the Depositary.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery."

*****

        Mackenzie Partners, Inc., the information agent for the Offer, may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

 TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		12
THE TENDER OFFER		15
1.	Terms of the Offer	15
2.	Acceptance for Payment and Payment for Shares	17
3.	Procedures for Accepting the Offer and Tendering Shares	18
4.	Withdrawal Rights	23
5.	Certain Material U.S. Federal Income Tax Consequences of the Offer	24
6.	Price Range of Shares; Dividends	26
7.	Certain Information Concerning Schiff	27
8.	Certain Information Concerning Purchaser, Parent and Ultimate Parent	27
9.	Source and Amount of Funds	29
10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Schiff	30
11.	The Merger Agreement; Other Agreements	34
12.	Purpose of the Offer; Plans for Schiff	55
13.	Certain Effects of the Offer	56
14.	Dividends and Distributions	57
15.	Conditions to the Offer	58
16.	Certain Legal Matters; Regulatory Approvals	60
17.	Fees and Expenses	64
18.	Miscellaneous	64
ANNEX A Certain Information Regarding the Directors, Managers and Executive Officers of Ultimate Parent, Parent and Purchaser		A-1

 SUMMARY TERM SHEET

Securities Sought:	All of the issued and outstanding shares of Class A common stock of Schiff Nutrition International, Inc. (the "Company" or "Schiff"), par value $0.01 per share (the "Class A Shares"), and Class B common stock of the Company, par value $0.01 per share (the "Class B Shares" and, together with the Class A Shares, the "Shares"; the Class A Common Stock and the Class B Common Stock, together, the "Company Common Stock").
Price Offered Per Share:	$42.00 per Share, net to the holder in cash (the "Offer Price"), without interest, less any applicable withholding taxes.
Scheduled Expiration Date:	11:59 p.m., New York City time, on Friday, December 14, 2012, unless the Offer (as defined below) is extended (the "Expiration Date").
Purchaser:
Ascot Acquisition Corp., a Delaware corporation ("Purchaser"), a wholly-owned subsidiary of Reckitt Benckiser LLC, a Delaware limited liability company ("Parent"), a wholly-owned subsidiary of Reckitt Benckiser Group plc, a public limited company organized under the laws of England and Wales ("Ultimate Parent").

        The following are some questions that you, as a stockholder of Schiff, may have and answers to those questions. This summary term sheet highlights selected information from this amended and restated offer to purchase (as amended, this "Offer to Purchase") and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related amended and restated letter of transmittal (as amended, the "Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer." To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to MacKenzie Partners, Inc., our information agent (the "Information Agent"), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my Shares?

        We are a wholly-owned subsidiary of Parent, incorporated under the laws of the State of Delaware and were formed for the purpose of making the Offer and thereafter consummating a merger (the "Merger") with and into Schiff, with Schiff continuing as the surviving corporation in the Merger (the "Surviving Corporation") and as a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Ultimate Parent. On November 21, 2012, Parent, Purchaser, Schiff and, for limited purposes described therein, Ultimate Parent entered into a definitive Agreement and Plan of Merger, as set forth on Exhibit (d)(1)(ii) to the Schedule TO (the "Merger Agreement"). See the "Introduction" and Section 8—"Certain Information Concerning Purchaser, Parent, and Ultimate Parent."

How many Shares are you offering to purchase in the Offer?

        We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the "Introduction" and Section 1—"Terms of the Offer."

        On November 20, 2012, according to the Merger Agreement, the Company's authorized capital consisted of (i) 50,000,000 Class A Shares, (ii) 25,000,000 Class B Shares, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share. As of such date, according to the Merger Agreement, there were 21,858,086 Class A Shares issued and outstanding (of which 201,690 were Company Restricted Shares (as defined below)) and 7,486,574 Class B Shares issued and outstanding. Additionally, according to the Merger Agreement, 2,786,143 Class A Shares were reserved for issuance pursuant to the exercise of outstanding Company Options (as defined below) and 272,101 Class A Shares were reserved for issuance pursuant to outstanding Company RSUs (as defined below).

Why are you making the Offer?

        The purpose of the Offer is to acquire control of, and ultimately if the Merger is consummated, acquire the entire equity interest in, the Company, while allowing Schiff's stockholders an opportunity to receive the Offer Price promptly (and in any event within three business days after our acceptance of such Shares) by tendering their Shares into the Offer. If the Offer is consummated, we expect to consummate the Merger as promptly as practicable thereafter in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). At the effective time of the Merger (the "Effective Time"), all outstanding Shares, other than Shares owned by Purchaser, Parent, Ultimate Parent or their respective subsidiaries or Shares owned by holders properly exercising their appraisal rights, would be converted into the right to receive cash in an amount equal to the Offer Price, without interest, less any applicable withholding taxes, and Schiff would become a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Ultimate Parent.

        If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in the Company, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire. See Section 12—"Purpose of the Offer; Plans for Schiff."

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $42.00 per Share, net to the holder in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

How does the Offer relate to the announced merger between Schiff and Bayer?

        On November 21, 2012, Schiff publicly announced that it had terminated the Agreement and Plan of Merger (the "Bayer Merger Agreement"), dated October 29, 2012, among Schiff, Willow Road Company and Bayer HealthCare LLC ("Bayer"), in order to enter into the Merger Agreement. As a result of the termination of the Bayer Merger Agreement, the Support Agreements, dated October 29, 2012, by and among Bayer, Willow Road Company and each of Weider Health and Fitness ("Weider") and TPG STAR SNI, L.P. ("TPG"), entered into in connection with the Bayer Merger Agreement (each, a "Bayer Support Agreement"), terminated in accordance with their terms.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  (a)
  There being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Date that number of Shares, that, when added to the Shares then beneficially owned by Parent and its Subsidiaries if any, after giving effect to our acceptance for payment of Shares tendered in the Offer (the "Offer Acceptance Time") and the conversion of Class B Shares into Class A Shares, would represent one Share more than Shares representing fifty percent (50%) of the total outstanding voting power of the Shares on a fully-diluted basis (which includes all Shares issuable upon the exercise, conversion or exchange of any options, rights and securities exercisable or convertible into Shares then outstanding (other than any Shares issuable pursuant to the Top-Up Option (as defined below) and any Shares issuable upon the exercise of any Company Option held by any director or officer who has executed a D&O Agreement (as defined below) regardless of whether or not then vested) (the "Minimum Condition");

  (b)
  The expiration or earlier termination of the waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act," and such condition, the "HSR condition"); and

  (c)
  Other customary conditions. See Section 15—"Conditions to the Offer."

        On November 27, 2012, we were notified by the FTC that the early termination of the HSR waiting period has been granted, effective immediately, thereby satisfying the related condition to the Offer.

What does the Board of Directors of Schiff think of the Offer?

        The Company's Board of Directors (the "Company Board") has, upon the terms and the conditions set forth in the Merger Agreement, (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL, (iii) recommended that the Company's stockholders vote their shares in favor of adopting the Merger Agreement by written consent in lieu of a meeting and (iv) resolved to recommend that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer.

Why are the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery being amended and restated?

        There have been material developments relating to our Offer since it was commenced on November 16, 2012, including the termination of the Bayer Merger Agreement and related Bayer Support Agreements and the execution of the definitive Merger Agreement, by and among Ultimate Parent, Parent, Purchaser and the Company, and the related Tender and Support Agreements and D&O Agreements (each as defined below). We have amended and restated the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery to reflect those developments. See "Introduction."

Have any stockholders of Schiff already agreed to tender their Shares into the Offer or to otherwise support the Offer?

        Yes. In connection with the Company's entering into the Merger Agreement, each of Weider and TPG have entered into Tender and Support Agreements among Parent, Purchaser and such stockholder (each, a "Tender and Support Agreement"), pursuant to which such stockholder, among other matters, agreed to tender all of such stockholder's Shares in the Offer. In addition, in connection with the execution of the Merger Agreement, certain executive officers and directors of Schiff have also entered into Tender and Support Agreements among Parent, Purchaser and such officer or director (each, a "D&O Agreement"), pursuant to which each such executive officer or director, among other matters, agreed to (i) tender in the Offer, or any subsequent offering period, as applicable, all Shares (including any Shares issued in settlement of Company RSUs and any Company Restricted Shares) held by such person and (ii) with respect to each Company Option held by such person following the Offer Acceptance Time, refrain from exercising such Company Option prior to its cancellation in the Merger, except as otherwise permitted under such agreements. Schiff is not a party to the Tender and Support Agreements or the D&O Agreements. See Section 11—"Merger Agreement—Other Agreements—The Tender and Support Agreements."

        Weider is the record holder of 7,486,574 Class B Shares and TPG is the record holder of 7,486,574 Class A Shares. The officers and directors that are party to a D&O Agreement beneficially own in the aggregate 3,522,894 Shares, excluding Shares that are also the subject of the Tender and Support Agreement executed by Weider and including Shares issuable upon vesting of Company RSUs and Company Restricted Shares and upon vesting and exercise of Company Options. The Shares subject to the Tender and Support Agreement and D&O Agreements collectively represent approximately 85.15% and 54.28% of the total outstanding voting power and total number of outstanding Shares, respectively, assuming in each case that all Shares issuable upon vesting and, if applicable, exercise of Company RSUs, Company Restricted Shares and Company Options were issued and outstanding.

Is the Offer subject to any financing condition?

        No. The Offer is not subject to any financing condition.

What percentage of Shares do you or your affiliates currently own?

        Other than our rights pursuant to the Tender and Support Agreements with Weider and TPG or pursuant to the D&O Agreements, we do not beneficially own any Shares.

Do you have the financial resources to pay for all Shares?

        Yes. The total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding in connection with the Merger is approximately $1.36 billion, plus related fees and expenses. Ultimate Parent or Parent will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Ultimate Parent or Parent expects to fund such cash requirements from its available cash on hand and from existing credit facilities of Ultimate Parent and / or from a new credit facility entered into in order to finance the Offer and the Merger. The Offer is not subject to any financing condition. Purchaser is a direct wholly-owned subsidiary of Parent and we are an indirect wholly-owned subsidiary of Ultimate Parent. See Section 9—"Source and Amount of Funds."

Is your financial condition material to my decision to tender into the Offer?

        We do not think our financial condition is material to your decision whether to tender in the Offer due to the following:

  •
  the consummation of the Offer is not subject to any financing condition;

  •
  the Offer is being made for all Shares solely for cash;

  •
  if the Offer is consummated, we expect to acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer without interest (i.e., the Offer Price); and

  •
  we, through Parent and Ultimate Parent, will have sufficient funds available to us to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger in light of Parent's and Ultimate Parent's financial capacity in relation to the amount of consideration payable.

What are your plans for Schiff in the event the Merger is consummated?

        Except as otherwise set forth in this Offer to Purchase, it is expected that, following the consummation of the Offer and the Merger, the business and operations of Schiff will be continued substantially as they are currently being conducted. We will continue to evaluate the business and operations of Schiff during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing.

        Except as described above or elsewhere in this Offer to Purchase (including in the Merger Agreement), neither we, Purchaser, Parent nor Ultimate Parent have any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Schiff or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Schiff or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in Schiff's capitalization or dividend rate or policy or indebtedness, (v) any other material change in Schiff's corporate structure or business, (vi) any class of equity securities of Schiff being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Schiff becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

How long do I have to decide whether to tender into the Offer?

        You will be able to tender your Shares into the Offer until 11:59 p.m., New York City time, on Friday, December 14, 2012 (the "Expiration Date," unless we extend the Offer pursuant to and in accordance with this Offer to Purchase, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Wells Fargo Shareowner Services, our depositary for the Offer (the "Depositary"), within three New York Stock Exchange (the "NYSE") trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

        The Offer may be extended pursuant to the terms of this Offer to Purchase. If we extend the Offer, we will inform the Depositary of that fact and we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

Will there be a subsequent offering period?

        We may elect to provide a subsequent offering period of not fewer than three business days nor more than 20 business days, during which time Schiff's stockholders whose Shares have not been tendered prior to the Expiration Date (or whose Shares were tendered and later withdrawn prior to the Expiration Date) may tender, but not withdraw, their Shares and receive the Offer Price. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights." Under the terms of the Merger Agreement, we have agreed to offer a subsequent offering period of three business days at the request of Schiff if, immediately following the expiration of the Offer, Parent does not own, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of each class of Company Common Stock and such threshold cannot be reached through the immediate exercise of the Top-Up Option in accordance with its terms.

What is the difference between an extension of the Offer and a subsequent offering period?

        If the Offer is extended, no Shares will be accepted or paid for until following the Expiration Date (as so extended), and you will be able to withdraw your Shares until the following Expiration Date (as so extended).

        A subsequent offering period, if one is provided, would occur after the time we accept for payment Shares tendered in the Offer and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Date. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

How do I tender my Shares into the Offer?

        To tender your certificated Shares into the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. To tender your Shares in a direct registration account maintained by Schiff's transfer agent (such Shares, "Direct Registration Book-Entry Shares"), you must deliver a properly executed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. In the case of book-entry transfer of Shares held through the Book-Entry Transfer Facility, either such Letter of Transmittal or an Agent's Message (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares") in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company.

        To tender any Company Restricted Shares into the Offer, you should, prior to the Expiration Date, complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with any other required documents to the Depositary.

        If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after January 15, 2013, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

        You may not withdraw Shares tendered during any subsequent offering period if such period is provided. See Section 4—"Withdrawal Rights."

How do I properly withdraw previously tendered Shares?

        To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period if such period is provided. See Section 4—"Withdrawal Rights."

Upon the successful consummation of the Offer, will the Shares continue to be publicly traded?

        Currently, only Class A Shares are actively traded on the NYSE. Following the consummation of the Offer, we, Parent, Ultimate Parent and Schiff expect to consummate the Merger as promptly as practicable thereafter. If the Merger takes place, no Shares will be publicly owned. If all of the conditions to the Offer are satisfied or waived (see Section 15—"Conditions to the Offer") and we purchase all tendered Shares, prior to the Merger becoming effective, there may then be so few remaining stockholders and publicly held Class A Shares that such Shares will no longer be eligible to be traded on the NYSE or any other securities exchange and there may not be a public trading market for such Class A Shares, and Schiff may cease making filings with the Securities and Exchange Commission (the "SEC") or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by a Merger if all of the Shares are not tendered in the Offer?

        If we accept for payment and pay for at least the number of Shares required to meet the Minimum Condition, Purchaser expects to be merged with and into Schiff. If the Merger takes place, Parent will own all of the Shares and all remaining Schiff stockholders (other than those Schiff stockholders who properly exercise their appraisal rights) will receive the price per Share paid in the Offer. If we do not consummate the Offer, we will not consummate the Merger. Neither we, Parent nor Ultimate Parent are under any obligation to pursue or consummate the Merger if the Offer has not been consummated.

If I object to the price being offered, will I have appraisal rights?

        You do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, Schiff stockholders who do not tender their Shares in the Offer, continue to hold Shares at the time of the consummation of the Merger, neither vote in favor of the Merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to demand a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, at the rate specified in Section 262 of the DGCL (all such Shares, collectively, the "Dissenting Shares"). Any such judicial determination of the fair value of the Dissenting Shares could be based upon factors other than or in addition to the consideration paid in the Offer and the market value of the Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the consideration per Share paid pursuant to the Offer or the consideration that will be paid in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the consideration paid in the Offer. For more information, see Section 12—"Purpose of the Offer; Plans for Schiff."

        If any appraisal is made of Dissenting Shares and the Top-Up Option was exercised prior to the Effective Time, then the cash received and/or value of the promissory note received by the Company in payment of the exercise price of the Top-Up Option (as defined below) will be treated as if it were not paid to or received by the Company and the Top-Up Shares issued upon the exercise of the Top-Up Option will be treated as if they were not issued or outstanding in connection with the determination of the fair value of the Dissenting Shares in accordance with the applicable provisions of the DGCL.

        Appraisal rights are not available in connection with the Offer, and such rights will be available only in connection with the Merger if it is consummated. Accordingly, you should not submit any demand for appraisal at this time, and you will receive additional notification and information regarding submission of a demand for appraisal in connection with consummation of the Merger. We are providing you the above summary regarding appraisal rights for your information at this time, since a stockholder who tenders Shares in the Offer will not be entitled to demand appraisal of those Shares.

If I decide not to tender my Shares into the Offer, how will the Offer affect my Shares?

        We, Parent, Ultimate Parent and Schiff expect to consummate the Merger as promptly as practicable following the consummation of the Offer. If the Merger is consummated, then stockholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with the DGCL. Therefore, if the Merger takes place, the only difference to you between tendering your Shares into the Offer and not tendering your Shares into the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger.

        There is no assurance that we will acquire enough Shares to exercise the Top-Up Option which the Company has granted us in the Merger Agreement or that a subsequent offering period (if any) will result in our owning a number of Shares of each class of Company Common Stock that constitutes one share more than 90% of the number of Shares outstanding in each class of Company Common Stock. As a result, we may not be able to effect the Merger under the "short-form" merger provisions of Section 253 of the DGCL. If we do not own the above number of outstanding Shares, the Merger Agreement will have to be adopted by Schiff's stockholders, and Schiff will be required to distribute to Schiff stockholders an information statement in accordance with SEC rules, in order to consummate the Merger. The Merger Agreement was adopted on November 21, 2012, by written consent of Schiff stockholders holding a majority of the total voting power of the outstanding Shares (the "Written

Consent"). However, if we are unable to complete the "short-form" merger, we will not be able to complete the Merger until 20 days after Schiff has distributed to the Schiff stockholders an information statement in accordance with SEC rules.

        Furthermore, if all of the conditions to the Offer are satisfied or waived (see Section 15—"Conditions to the Offer") and we purchase all tendered Shares prior to the Merger becoming effective, there may then be so few remaining stockholders and publicly held Class A Shares that such Class A Shares will no longer be eligible to be traded on the NYSE or any other securities exchange and there may not be a public trading market for such Class A Shares, and Schiff may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On October 26, 2012, the last full trading day before the announcement of the Bayer Merger Agreement, the last reported sales price of Class A Shares reported on the NYSE was $23.19 per share. On November 15, 2012, the last full trading day before the announcement of the Offer, the last reported sales price of Class A Shares reported on the NYSE was $33.92 per share. On November 26, 2012, the last full trading day before the filing of this Amendment No. 2 to the Offer, the last reported sales price of Class A Shares on the NYSE was $41.90 per share. There is no established trading market for the Class B Shares. However, according to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2012, the holders of Class B Shares have the right to convert their Class B Shares into Class A Shares on a one-to-one-basis, and generally, any class B Share that is transferred will automatically convert into one Class A Share.

        The Offer Price of $42.00 per Share represents an approximate:

  •
  81.1% premium to the closing price per Class A Share reported on the NYSE on October 26, 2012, the last trading day before the announcement of the Bayer Merger Agreement; and

  •
  74.7% premium to the trailing 30-day volume weighted average stock price reported on the NYSE on October 26, 2012, the last trading day before the announcement of the Bayer Merger Agreement.

        Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Conditions to the Offer" are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes, promptly (and in any event within three business days after our acceptance of such Shares). We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility," (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees in the case of certificated Shares or Direct Registration Book-Entry Shares, or in the case of book-entry transfer of Shares held through the Book-Entry Transfer Facility, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal and (iii) any other required documents for such Shares. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What is the Top-Up Option and when could it be exercised?

        Pursuant to the Merger Agreement the Company has granted us and Parent an option (the "Top-Up Option") to purchase from the Company the number of newly-issued Shares (the "Top-Up Option Shares") that would be equal to the lesser of (i) the number of Shares of each class of Company Common Stock that, when added to the number of Shares owned by Parent and its subsidiaries at the time of exercise of the Top-Up Option constitutes one share more than 90% of the number of Shares that would be outstanding in each class of Company Common Stock immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis and (ii) the aggregate number of Shares that the Company is authorized to issue under its amended and restated certificate of incorporation, but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. Upon the terms of the Merger Agreement, the Top-Up Option shall terminate upon the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms.

        We or Parent may elect to exercise the Top-Up Option in whole and not in part, on or prior to the fifth business day after the later of the Offer Acceptance Time and the expiration of any subsequent offering period, if Parent and we do not own in the aggregate at least 90% of the total then-outstanding shares of each class of Company Common Stock (determined on a fully diluted basis). The aggregate purchase price payable for the Top-Up Option Shares will be determined by multiplying the number of Top-Up Option Shares by the Offer Price. See Section 11—"The Merger Agreement; Other Agreements—Top-Up Option"

What will happen to my stock options in the Offer?

        The Offer is not made for any options to purchase Shares under any stock option plan of the Company (the "Company Options"), including the 1997 Equity Participation Plan or the 2004 Incentive Award Plan, or any other plan, agreement or arrangement (the "Company Stock Option Plans"). However, you may tender in the Offer any Shares received upon exercise of vested Company Options.

What will happen to my restricted stock unit awards in the Offer?

        The Offer is not made for any restricted stock unit (whether or not currently vested) awarded pursuant to any Company Stock Option Plan (each, a "Company RSU"). However, you may tender in the Offer or in any subsequent offering period any Shares received upon exercise of vested Company RSUs.

What will happen to my restricted shares in the Offer?

        You may tender in the Offer any Company Restricted Shares (whether or not currently vested). If you hold any Company Restricted Shares and desire to tender all or any portion of the Company Restricted Shares held by you in the Offer, you should, prior to the Expiration Date, complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with any other required documents to the Depositary.

What are the U.S. federal income tax consequences of the Offer?

        The receipt of cash by you in exchange for your Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer"). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer"), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares into the Offer. See Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer" for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer.

To whom should I talk if I have additional questions about the Offer?

        You may call MacKenzie Partners, Inc., the Information Agent, toll-free at 800-322-2885 or at +1 212 929 5500, call collect.

To the Holders of Shares of Common Stock of Schiff:

INTRODUCTION

        The Offer (as defined herein) is being made by Ascot Acquisition Corp., a Delaware corporation ("Purchaser"), a wholly-owned subsidiary of Reckitt Benckiser LLC, a Delaware limited liability company ("Parent"), a wholly-owned subsidiary of Reckitt Benckiser Group plc, a public limited company organized under the laws of England and Wales ("Ultimate Parent"). Purchaser is offering to purchase all of the shares of Class A common stock of Schiff Nutrition International Inc., a Delaware corporation ("Schiff" or the "Company"), par value $0.01 per share (the "Class A Shares"), and all of the shares of Class B common stock of the Company, par value $0.01 per share ("the Class B Shares," and together with the Class A Shares, the "Shares") of Schiff that are issued and outstanding, at a price of $42.00 per Share, net to the holder in cash (the "Offer Price"), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this amended and restated offer to purchase (as amended, this "Offer to Purchase"), and the related amended and restated letter of transmittal (as amended, the "Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer."

        The purpose of the Offer is to acquire control of, and ultimately if the merger of Purchaser with and into Schiff (the "Merger") with Schiff continuing as the surviving corporation in the Merger and an indirect wholly-owned subsidiary of Parent, is consummated, acquire the entire equity interest in, the Company, while allowing Schiff's stockholders an opportunity to receive the Offer Price promptly (and in any event within three business days after our acceptance of such Shares) by tendering their Shares into the Offer. Once the Offer is consummated, we and the Company expect to consummate the Merger as promptly as practicable thereafter in accordance with the Delaware General Corporation Law (the "DGCL"). At the effective time of the Merger (the "Effective Time"), all outstanding Shares, other than Shares owned by Purchaser, Parent, Ultimate Parent or their respective subsidiaries, if any, or Shares owned by holders properly exercising their appraisal rights, would be converted into the right to receive cash in an amount equal to the Offer Price, without interest, less any applicable withholding taxes, and Schiff will become a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Ultimate Parent.

        We are making this Offer pursuant to an Agreement and Plan of Merger dated November 21, 2012, by and among Parent, Purchaser, the Company, and for limited purposes described therein, Ultimate Parent (the "Merger Agreement"), a copy of which is set forth as Exhibit (d)(1)(ii) to amendment no. 1 to the tender offer statement on Schedule TO filed on November 21, 2012 by Purchaser, Parent and Ultimate Parent, which tender offer statement was originally filed on November 16, 2012 (as amended, which we refer to as the "Schedule TO" and which this amended and restated Offer to Purchase forms a part).

        The date of the original Offer to Purchase is November 16, 2012. The Offer to Purchase has been amended and restated as of November 27, 2012 (as amended, the "Offer to Purchase").

        The Board of Directors of the Company (the "Company Board") has, upon the terms and the conditions set forth in the Merger Agreement, (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement described herein is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DGCL"), (iii) recommended that the Company's stockholders vote their Shares in favor of adopting the Merger Agreement by written consent in lieu of a meeting and (iv) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

        We will pay all charges and expenses of Wells Fargo Shareholder Services (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in the Company, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

        The Offer and the withdrawal rights will expire at 11:59 p.m., New York City time, on Friday, December 14, 2012 (the "Expiration Date," unless the Offer is extended pursuant to and in accordance with this Offer to Purchase, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended by us, will expire). Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

        If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3—"Procedures for Accepting the Offer and Tendering Shares—Backup Withholding." Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions.

        Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer."

The Offer is not subject to any financing condition.

        The Offer is conditioned upon, among other things:

  (a)
  There being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Date that number of Shares, that, when added to the Shares then beneficially owned by Parent and its Subsidiaries would represent, after giving effect to the Offer Acceptance Time and the conversion of Class B Shares into Class A Shares, one Share more than Shares representing fifty percent (50%) of the total outstanding voting power of the Shares on a fully-diluted basis (which includes all Shares issuable upon the exercise, conversion or exchange of any options, rights and securities exercisable or convertible into Shares then outstanding (other than any Shares issuable pursuant to the Top-Up Option (as defined below) and any Shares issuable upon the exercise of any Company Option (as defined below) held by any director or officer who has executed a D&O Agreement (as defined below)) regardless of whether or not then vested) (the "Minimum Condition");

  (b)
  The expiration or earlier termination of the waiting period applicable to the consummation of the Offer under under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act," and such condition, the "HSR condition"); and

  (c)
  Other customary conditions. See Section 15—"Conditions to the Offer."

        On November 27, 2012, we were notified by the FTC that the early termination of the HSR waiting period has been granted, effective immediately, thereby satisfying the HSR Condition to the Offer.

        According to the Merger Agreement, as of November 20, 2012, there were (a) 21,858,086 Class A Shares issued and outstanding (including 201,690 Company Restricted Shares) and 7,486,574 Class B Shares issued and outstanding, (b) outstanding Company Options to purchase 2,786,143 Class A Shares and (c) 272,101 shares of Class A Shares issuable upon vesting of Company RSUs. Assuming that all Shares described in (b) and (c) in the preceding sentence are issued and that no other Shares were or are issued after November 20, 2012, there would be 32,402,904 Shares outstanding. According to Schiff's Amended and Restated Certificate of Incorporation, dated January 17, 2006, each holder of Class A Shares is entitled to one vote per Class A Share, and each holder of Class B Shares is entitled to ten votes per Class B Share.

        If the Offer is consummated, and as promptly as practicable after the Offer Acceptance Time, we and the Company expect to consummate the Merger in accordance with the DGCL. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation.

        The Merger Agreement was adopted on November 21, 2012 by written consent of the Schiff stockholders holding a majority of the total voting power of the outstanding Shares. This Offer to Purchase does not constitute a solicitation of proxies, and we are not soliciting proxies at this time.

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4—"Withdrawal Rights."

        The Offer is not subject to any financing condition. The Offer is conditioned, among other things, upon the satisfaction of: the Minimum Condition, the HSR Condition, as well as other customary conditions. See Section 15—"Conditions to the Offer." On November 27, 2012, we were notified by the Federal Trade Commission (the "FTC") that the early termination of the HSR waiting period has been granted, effective immediately, thereby satisfying the HSR Condition to the Offer. If any other such condition is not satisfied, we may decide to (i) subject to the terms of the Merger Agreement, terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn, or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer; provided that, we will not waive the Minimum Condition without the prior consent of the Company (except, subject to the terms of the Merger Agreement, solely to remove the requirement to calculate such condition on a fully diluted basis). Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. We expressly reserve the right from time to time to waive any of the conditions described in Section 15—"Conditions to the Offer," to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided that, we will not waive the Minimum Condition without the prior consent of the Company (except, subject to the terms of the Merger Agreement, solely to remove the requirement to calculate such condition on a fully diluted basis).

        In accordance with Rule 14d-11 under the Exchange Act, we may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Date. If we elect to provide a subsequent offering period, it will be an additional period of time, following the Expiration Date, during which stockholders may tender any Shares not previously tendered into the Offer prior to the Expiration Date (or Shares previously tendered and later withdrawn prior to the Expiration Date). Under the terms of the Merger Agreement, we will offer a subsequent offering period of three business days at the request of Schiff if, immediately following the expiration of the Offer, Parent does not own, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of each class of Company Common Stock and such threshold cannot be reached through the immediate exercise of the Top-Up Option in accordance with its terms. If we provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify of no fewer than three business days nor more than 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered during such period may not be withdrawn pursuant to Rule 14d-7(a)(2) under the Exchange Act, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. For purposes of the Offer as provided under the Exchange Act, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        A subsequent offering period, if one is provided, is not an extension of the Offer. If we do provide a subsequent offering period, we will make a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

        If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Offer Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the Securities and Exchange Commission (the "SEC") has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

        If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and will promptly thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our reasonable discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer that are dependent upon the receipt of governmental approvals. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 1—"Terms of the Offer." If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates evidencing such Shares ("Share Certificates") or an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined below) or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares";

  •
  a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares held through the Book-Entry Transfer Facility, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal;

  •
  in the case of Company Restricted Shares, a properly completed and duly executed Letter of Transmittal, which must indicate the tender of such Company Restricted Shares, together with any other documents required by the Letter of Transmittal; and

  •
  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

        Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including if certificates are submitted for more Shares than are tendered, such Shares will be returned or credited to the appropriate account, as applicable. Such unpurchased or untendered Shares will be returned or credited promptly (or new certificates for the Shares not tendered will be sent), without expense, to the tendering stockholder promptly following the expiration or termination of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    No alternative, conditional or contingent tenders will be accepted. In order for a stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

  •
  for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

  •
  for Shares held in a direct registration account maintained by Schiff's transfer agent (such Shares, "Direct Registration Book-Entry Shares"), a properly completed and duly executed Letter of Transmittal, which must indicate the tender of Direct Registration Book-Entry Shares, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

  •
  for Shares held in book-entry form through the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent's Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility" and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period);

  •
  for Company Restricted Shares, a properly completed and duly executed Letter of Transmittal, which must indicate the tender of such Company Restricted Shares, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

  •
  the tendering stockholder described above must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" before the Expiration Date.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

        Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent's Message and any other required documents (for example, in certain circumstances, a completed Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

        Delivery of documents to the Book-Entry Transfer Facility or Schiff's transfer agent does not constitute delivery to the Depositary.

        Signature Guarantees on the Letter of Transmittal.    No signature guarantee is required on the Letter of Transmittal if:

  •
  the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares such a participant whose name appears on a security position listing such person as the owner of the Shares in a direct registration account maintained by Schiff's transfer agent) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, the "Eligible Institutions").

        In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer, and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer through the Book-Entry Transfer Facility on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation or indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares with respect to such Shares) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares held through the Book-Entry Transfer Facility, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

        A Notice of Guaranteed Delivery may be delivered by facsimile transmission, overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless determined otherwise by Purchaser.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility or an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer through the Book-Entry Transfer Facility, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Offer Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

        Appointment as Proxy.    By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent's Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent's Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Schiff's stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Offer Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Schiff's stockholders.

        Company Options.    The Offer is not made for any Company Options. However, you may tender in the Offer any Shares received upon exercise of vested Company Options.

        In accordance with the Merger Agreement, the Company Board has adopted resolutions to (i) cause each Company Option to be cancelled at the Effective time such that, in exchange therefor, each former holder of any such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (a) the total number of Shares previously subject to such Company Option and (b) the excess, if any, of the per Share consideration without interest to be paid in the Merger for the Shares over the exercise price per Share previously subject to such Company Option.

        Company RSUs.    The Offer is not made for any Company RSUs. However, you may tender in the Offer or in any subsequent offering period any Shares received upon exercise of vested Company RSUs.

        In accordance with the Merger Agreement, (i) the Company Board has adopted resolutions to cause, immediately prior to the Offer Acceptance Time, but conditioned upon the consummation of the Offer, each Company RSU to vest and become free of restrictions and (ii) as promptly as practicable after the Offer Acceptance Time, the Company will deliver with respect to such Company RSUs (a) Shares (such that such shares may be tendered in the Offer) and (b) the amount of any declared but unpaid dividends to the holder thereof. The Merger Agreement provides that in the Merger each Share issued in respect of the Company RSUs (that has not otherwise been tendered in the Offer or in any subsequent offering period) will be converted into the right to receive a payment equal to the per Share consideration to be paid without interest in the Merger.

        Company Restricted Shares.    You may tender in the Offer any Company Restricted Shares (whether or not currently vested). If you hold any Company Restricted Shares and desire to tender all or any portion of the Company Restricted Shares held by you in the Offer, you should, prior to the Expiration Date, complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with any other required documents to the Depositary.

        In accordance with the Merger Agreement (i) the Company Board has adopted resolutions to cause, immediately prior to the Offer Acceptance Time, but conditioned upon the consummation of the Offer, each outstanding Company Restricted Share to vest and become free of any restrictions (such that such Company Restricted Shares may be tendered in the Offer), and (ii) the Company will deliver with respect to such Company Restricted Share the amount of any declared but unpaid dividends to the holder thereof. At the Effective Time, each Company Restricted Share (that has not otherwise been tendered in the Offer or in any subsequent offering period) will be converted into the right to receive the per Share consideration to be paid without interest in the Merger.

        Backup Withholding.    To prevent "backup withholding" with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each United States Holder (as defined in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer") (including any stockholder that tenders Shares into the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (the "IRS") Form W-9 that is included in each Letter of Transmittal or by otherwise establishing such stockholder's exemption from backup withholding. Non-United States Holders (as defined in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer") should not complete an IRS Form W-9 but rather, may prevent backup withholding with respect to payment of the Offer Price of Shares purchased pursuant to the Offer by submitting an appropriate and properly executed IRS Form W-8, or by otherwise establishing such stockholder's exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer" of this Offer to Purchase for a more detailed discussion of backup withholding.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after January 15, 2013, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

        For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer through the Book-Entry Transfer Facility as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. If we include a subsequent offering period (as described in more detail in Section 1—"Terms of the Offer") following the Offer, no withdrawal rights will apply to Shares tendered in such subsequent offering period and no withdrawal rights apply during such subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment.

        Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares."

        No withdrawal rights will apply to Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in Section 1—"Terms of the Offer") or to Shares previously tendered into the Offer and accepted for payment.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. None of us, the Depositary or the Information Agent

or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain Material U.S. Federal Income Tax Consequences of the Offer.

        The following is a summary of certain material U.S. federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. This summary is not a comprehensive description of all U.S. federal income tax consequences that may be relevant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder ("Treasury Regulations"), judicial decisions and published rulings and administrative pronouncements of the IRS, all as in effect on the date of this Offer to Purchase. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. This discussion applies only to holders that hold their Shares as capital assets, and does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for U.S. federal income tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, U.S. expatriates, "controlled foreign corporations" or "passive foreign investment companies"), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation.

        If a partnership holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding Shares should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer.

        THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

        Consequences to United States Holders.    For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is:

  •
  an individual citizen or resident alien of the United States as determined for U.S. federal income tax purposes;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury Regulations.

        The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder's adjusted tax basis in such Shares sold pursuant to the Offer and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of dissent and appraisal rights, amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale, such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses are subject to limits on deductibility.

        Consequences to Non-United States Holders.    For purposes of this discussion, the term "Non-United States Holder" means a beneficial owner of Shares that is not a United States Holder and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

        In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer unless:

  •
  the gain is "effectively connected" with the Non-United States Holder's conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment or fixed base that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

  •
  the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

  •
  Schiff is or has been a United States real property holding corporation for U.S. federal income tax at any time during the shorter of the five-year period ending on the date of sale and the Non-United States Holder's holding period for its Shares and the Non-United States Holder held, directly or indirectly, at any time during the applicable period, more than 5% of Shares and such holder is not eligible for any treaty exemption.

        We have made no determination whether Schiff is or has been a United States real property holding corporation during the last five years.

        Gain that is "effectively connected" with a Non-United States Holder's conduct of a trade or business in the United States generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a United States Holder. In addition, "effectively connected" gains that are recognized by a corporate Non-United States Holder also may be subject, under certain circumstances, to an additional "branch profits tax" at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

        Information Reporting and Backup Withholding.    Payments made to a noncorporate United States Holder in connection with the Offer generally will be subject to information reporting and may be subject to "backup withholding." See Section 3—"Procedure for Accepting the Offer and Tendering Shares—Backup Withholding" of this Offer to Purchase.

        Backup withholding generally applies if a United States Holder fails to (i) provide its correct taxpayer identification number and (ii) comply with applicable certification requirements, or otherwise fails to establish an exemption. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an appropriate IRS Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with its own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an appropriate IRS Form W-8.

6.     Price Range of Shares; Dividends.

        The Class A Shares are listed on the NYSE under the symbol "SHF." The Class A Shares have been listed on the NYSE since May 1, 1997. There is no established trading market for the Class B Shares. However, according to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2012, the holders of Class B Shares have the right to convert their Class B Shares into Class A Shares on a one-to-one basis and, generally, any Class B Share that is transferred will automatically convert into one Class A Share. On October 26, 2012, the last full trading day before the announcement of the Bayer Merger Agreement, the last reported sales price of Class A Shares reported on the NYSE was $23.19 per share. On November 15, 2012, the last full trading day before the announcement of the Offer, the last reported sales price of Class A Shares reported on the NYSE was $33.92 per share. On November 26, 2012, the last full trading day before the filing of Amendment No. 2 to the Offer, the last reported sales price of Class A Shares reported on the NYSE was $41.90 per share. We encourage you to obtain a recent quotation for the Class A Shares in deciding whether to tender your Shares.

        The following table sets forth, for the periods indicated, the high and low closing prices per Class A Share on the NYSE as reported on the NYSE:

	High	Low	Dividends
Year Ending December 31, 2012:
First Quarter	$12.62	$9.21	$—
Second Quarter	18.80	12.29	—
Third Quarter	15.48	25.36	—
Fourth Quarter (through October 26, 2012)	23.38	22.61	—
Year Ended December 31, 2011:
First Quarter	$9.25	$6.85	$—
Second Quarter	11.27	8.75	—
Third Quarter	11.95	8.68	—
Fourth Quarter	13.02	10.41	—
Year Ended December 30, 2010:
First Quarter	$11.00	$7.35	$.50
Second Quarter	8.94	6.56	—
Third Quarter	9.48	6.88	.70
Fourth Quarter	9.20	7.51	—

        The Offer Price of $42.00 per Share represents an approximate:

  •
  81.1% premium to the closing price per Class A Share reported on the NYSE on October 26, 2012, the last trading day before the announcement of the Bayer Merger Agreement; and

  •
  74.7% premium to the trailing 30-day volume weighted average stock price reported on the NYSE on October 26, 2012, the last trading day before the announcement of the Bayer Merger Agreement.

        Based on the Company's public filings with the SEC, the Company has not declared or paid any dividends or other distributions with respect to the Shares during the last two years. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay any dividend or other distribution with respect to any of its capital stock (other than dividends paid by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company) following its entry into the Merger Agreement until the Effective Time. See Section 11—"The Merger Agreement; Other Agreements."

        Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

7.     Certain Information Concerning Schiff.

        Except as otherwise set forth in this Offer to Purchase, the information concerning Schiff contained in this Offer to Purchase has been provided by the Company or taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Purchaser, Parent, Ultimate Parent or the Information Agent take responsibility for the accuracy or completeness of the information provided by the Company or contained in such documents and records or for any failure by Schiff to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Purchaser, Parent, Ultimate Parent and the Information Agent.

        General.    The Company is a leading nutritional supplement company offering vitamins, nutrition supplements and nutrition bars in the United States and abroad. The Company's portfolio of well-known brands, including MegaRed®, Move Free®, Airborne®, Tiger's Milk®, Digestive Advantage® and Schiff® Vitamins, is marketed primarily through the mass market (including club) and, to a lesser extent, health food store, distribution channels. The Company's principal offices are located at 2002 South 5070 West, Salt Lake City, Utah 84104, and its telephone number is (801) 975-5000. The Company was incorporated in Delaware in 1996.

        Available Information.    Schiff files annual, quarterly and current reports, proxy statements and other information with the SEC. Schiff's SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document Schiff files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Schiff maintains a website at www.schiffnutrition.com. These website addresses are not intended to function as hyperlinks, and the information contained on Schiff's website and on the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

8.     Certain Information Concerning Purchaser, Parent, and Ultimate Parent.

        Purchaser.    We are a Delaware corporation incorporated on November 13, 2012, a wholly-owned direct subsidiary of Parent and a wholly-owned indirect subsidiary of Ultimate Parent, and were formed solely for the purpose of engaging in the transactions contemplated by this Offer to Purchase, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation and entering into the Merger Agreement and the transactions contemplated thereby, including, without limitation, the commencement of the Offer. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we expect to merge with and into Schiff, with Schiff continuing as the Surviving Corporation and as a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Ultimate Parent. Our principal executive offices are located at 399 Interpace Parkway, P.O. Box 225, Parsippany, NJ 07054-0225. Our business telephone number is (973) 404-2600.

        Parent.    Parent is a Delaware limited liability company. The business address of Parent is 399 Interpace Parkway, P.O. Box 225, Parsippany, NJ 07054-0225. The business telephone number for Parent is (973) 404-2600. Parent is an indirect wholly-owned subsidiary of Ultimate Parent. Parent manufactures, markets and sells household and cleaning products in North America, including cleaners, disinfectants and deodorizers for household use and its products serve the chemical and household products industries. Such products include high-profile brands such as Clearasil, Mucinex, Lysol disinfectant cleaner, Calgon water softners and Finish dishwasher detergent.

        Ultimate Parent.    Ultimate Parent is a United Kingdom public limited company. The business address of Ultimate Parent is Turner House, 103-105 Bath Road, Slough, Berkshire, SL1 3UH, UK. The business telephone number of Ultimate Parent is 44 (0) 1753-217800. Ultimate Parent is a multinational consumer goods company headquartered in Slough, United Kingdom. It is one of the world's leading manufacturers and marketers of branded products in household, health, and personal care. Ultimate Parent was formed in 1999 by the merger of the UK-based Reckitt & Colman plc and the Netherlands-based Benckiser NV and its brands include Dettol, Strepsils, Veet, Air Wick, Calgon, Clearasil, Cillit Bang, Durex and Vanish. It has operations in over 60 countries and its products are sold in almost 200 countries. Ultimate Parent has approximately 50 manufacturing facilities worldwide and more than 32,000 employees across the globe. Ultimate Parent is listed on the London Stock Exchange (LSE: RB) and is a constituent of the FTSE 100 Index and its current market capitalization is approximately £27.55 billion.

        Additional Information.    The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of Purchaser, Parent, Ultimate Parent and certain information concerning the directors and executive officers of Purchaser, Parent and Ultimate Parent is set forth in Annex A to this Offer to Purchase.

        On November 12, 2012, we acquired 100 Class A Shares, through open market transactions. On November 21, 2012, prior to the execution of the Merger Agreement and the related Tender and Support Agreements and D&O Agreements, we sold the 100 Class A Shares, also through open market transactions.

        As a result of the Tender and Support Agreements with Weider and TPG, and the D&O Agreements, we, Parent and Ultimate Parent may be deemed to have shared voting power and shared dispositive power with respect to the Class A Shares beneficially owned (including upon conversion of the Class B Shares owned) by the counterparties to such agreements, subject to the conditions and limitations of such agreements, and thus, for the purpose of Rule 13d-3 promulgated under the Exchange Act, we, Parent and Ultimate Parent may be deemed to be the beneficial owners of such Class A Shares. Except to the extent that we, Parent and Ultimate Parent may be deemed to have beneficial ownership as a result of the Tender and Support Agreements and D&O Agreements, neither the filing of this Schedule TO nor any of its contents shall be deemed to constitute an admission by us, Parent or Ultimate Parent that we are the beneficial owners of such Class A Shares and such beneficial ownership is expressly disclaimed.

        Except as set forth elsewhere in this Offer to Purchase (including Section 10—"Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Schiff", Section 11—"The Merger Agreement; Other Agreements" and Annex A): (i) neither we, Parent nor Ultimate Parent nor, to our knowledge, the knowledge of Parent or the knowledge of Ultimate Parent after reasonable inquiry, any of the persons or entities listed in Annex A, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Schiff, (ii) neither we, Parent nor Ultimate Parent nor, to our knowledge, the knowledge of Parent or the knowledge of Ultimate Parent after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Schiff during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we, Parent nor Ultimate Parent nor, to our knowledge, the knowledge of Parent or the knowledge of Ultimate Parent after reasonable inquiry, any of the persons listed on Annex A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Schiff, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between Ultimate Parent, Parent, or us, our respective subsidiaries or, to our knowledge or the knowledge of Parent or the knowledge of Ultimate Parent after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and Schiff or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Parent, Ultimate Parent or any of our or their respective subsidiaries or, to our knowledge or the knowledge of Parent or the knowledge of Ultimate Parent after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and Schiff or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Parent, Ultimate Parent or any of our or their respective executive officers, directors or affiliates, on the one hand, and Schiff or any of its executive officers, directors or affiliates, on the other hand and (vii) during the past five years, neither we, Parent nor Ultimate Parent has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Purchaser, Parent and Ultimate Parent have filed with the SEC the Schedule TO and Exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document filed by Purchaser, Parent and/or Ultimate Parent with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Ultimate Parent maintains a website at www.rb.com. These website addresses are not intended to function as hyperlinks, and the information contained on Ultimate Parent's website and on the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.     Source and Amount of Funds.

        The total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding in connection with the Merger is expected to be approximately $1.36 billion, plus related fees and expenses. Ultimate Parent, our indirect parent company, or Parent, our direct parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Ultimate Parent or Parent expects to fund such cash requirements from its available cash on hand and from existing credit facilities of Ultimate Parent and / or from a new credit facility entered into in order to finance the Offer and the Merger. The Offer is not subject to any financing condition. The Merger Agreement provides that Ultimate Parent will unconditionally guarantee the performance by both Parent and Purchaser of their payment and performance obligations under the Merger Agreement (the "Guarantee"). The Guarantee would expire and be of no further force and effect as of 60 days following the Effective Time.

        We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all Shares solely for cash, (iii) if the Offer is consummated, we expect to acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price) and (iv) we, through Parent and Ultimate Parent, will have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger following the consummation of the Offer in light of Parent's and Ultimate Parent's financial capacity in relation to the amount of consideration payable.

10.   Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Schiff.

Background of the Offer

        As part of the continuous evaluation of its business and plans, Ultimate Parent regularly evaluates its business and plans and considers a variety of strategic options and transactions to enhance its business. Ultimate Parent has considered a number of alternatives for developing its business and has completed over $10 billion of transactions since 2005.

        On October 30, 2012, the Company and Bayer jointly announced that they had entered into a definitive agreement pursuant to which the Company will be acquired by Bayer, for $34.00 per Share in cash.

        On November 15, 2012, immediately preceding Ultimate Parent's issuance of a press release announcing its intention to commence the Offer, and immediately following notification to Latham & Watkins LLP, counsel to the Company ("Latham & Watkins"), and TPG by representatives of Ultimate Parent of Ultimate Parent's intent to propose a transaction, the chief executive officer of Ultimate Parent delivered the following letter addressed to the Company Board (the "Bid Letter"):

Eric Weider
Chairman of the Board
Schiff Nutrition International, Inc.
2002 South 5070 West
Salt Lake City, Utah 84104

Dear Mr. Weider:

        We are pleased to submit this proposal by Reckitt Benckiser Group plc ("Reckitt") to acquire all of the outstanding common stock of Schiff Nutrition International, Inc. ("Schiff" or the "Company"). We have been highly impressed with the performance of Schiff over time and believe you have developed an outstanding portfolio of differentiated products. We believe VMS is a very attractive market segment and view a business combination of Schiff and our company as a unique opportunity to establish an exciting new growth platform. In order to secure this opportunity, we have devoted substantial resources to constructing a proposal that combines enhanced value for your shareholders, speed of execution and certainty of closing. Our proposal is clearly superior to the Company's existing transaction with Bayer Healthcare LLC ("Bayer").

        We propose to acquire all of the outstanding common stock of Schiff for $42.00 per share in cash. This represents a 23.5% premium to the price payable in the Bayer transaction.

        We recognize that it may be in the best interests of the Company's shareholders to complete a transaction prior to the end of this year. In order to facilitate this, and in light of the limited time permitted under your merger agreement with Bayer, concurrent with our submission of this proposal we are publicly announcing the commencement of a tender offer (the "Offer") to acquire all of the outstanding common stock of the Company at the price set forth above. The Offer is subject to, among other customary conditions, (i) the termination of the merger agreement with Bayer and of the support agreements between Bayer and each of Weider Health and Fitness ("Weider") and TPG STAR SNI, L.P. ("TPG" and, together with Weider, the "Controlling Shareholders"), (ii) the execution by the Company of a merger agreement, and the execution by each of the Controlling Shareholders of tender and support agreements, in each case in form and substance reasonably acceptable to Reckitt and (iii) completion of the limited confirmatory due diligence described below. Promptly following execution of definitive agreements with the Company and the Controlling Shareholders, we would amend the Offer in order to remove each of these conditions to the Offer.

        Neither our proposal nor the Offer is subject to any financing contingency. We currently have sufficient funds through our cash on-hand and available facilities to finance the transaction. Reckitt's Board of Directors has approved this proposal, which is not subject to any additional internal approvals or shareholder approvals. While the Offer is subject to expiration or early termination of the Hart-Scott-Rodino waiting period, we do not expect our transaction would raise any substantive antitrust issues. We require only limited confirmatory due diligence, which we believe can be completed within three days of being granted full access to Schiff and the existing on-line data room, which was made available to Bayer. A list of our brief diligence requirements is provided as Annex A to this letter.

        We have enclosed with this proposal a draft merger agreement and draft tender and support agreements. Each of these agreements is substantially identical to the current agreements with Bayer, other than those mechanical features necessary to convert the transaction to a tender offer and the elimination of the mechanics for terminating the agreement in order to accept a future acquisition proposal. Subject to satisfactory completion of our limited confirmatory due diligence, and termination of the agreements with Bayer, we would be prepared to execute these agreements in the forms attached, supplemented by the relevant and mutually agreed disclosure letter.

        Reckitt is a global consumer goods leader in health, hygiene and home. With a purpose of delivering innovative solutions for healthier lives and happier homes, Reckitt is in the top 25 of companies listed on the London Stock Exchange. Since 2000, net revenues have doubled and the market cap has quadrupled. Today it is the global No 1 or No 2 in the majority of its fast-growing categories, driven by an exceptional rate of innovation. Its health, hygiene and home portfolio is led by 19 global powerbrands including Nurofen, Strepsils, Gaviscon, Mucinex, Durex, Scholl, Lysol, Dettol, Clearasil, Veet, Harpic, Bang, Mortein, Finish, Vanish, Woolite, Calgon, Airwick, and French's, and they account for 70% of net revenue. Reckitt has operations in over 60 countries, with headquarters in the UK, Singapore, Dubai and Amsterdam, and sales in almost 200 countries. The company employs about 38,000 people worldwide.

        Reckitt has a strong track record of successful acquisitions, completing over $10 billion of transactions since 2005. Our experience includes public company transactions across various jurisdictions, including our acquisition of Adams Respiratory Therapeutics for $2.1 billion. We are confident that Schiff will continue to prosper within our franchise and that a transaction will not only create substantial and immediate value for your company's shareholders in excess of the value of your transaction with Bayer, but will also deliver ongoing benefits to your customers, employees and partners.

        In summary, our proposal offers the Company the opportunity to enter into a transaction that provides a substantial premium over the price Bayer has agreed to pay and otherwise on substantially identical terms to the Bayer transaction. With your timely cooperation, our transaction will close before year end. We trust that the degree of resources we have devoted to the development of this proposal and to the launching of the Offer demonstrate to the Board our determination in pursuing this opportunity and our dedication to achieving a mutually beneficial transaction in the most timely manner possible. Accordingly, we urge you and your Board of Directors promptly to take those actions necessary under the Bayer agreement in order to afford us the opportunity to complete our due diligence and commence discussions with management and your advisors. We wish to afford your shareholders the compelling value this proposal presents at the earliest possible time and certainly before year end.

        We and our advisors, including Morgan Stanley and Paul, Weiss, Rifkind, Wharton & Garrison, LLP, stand ready to engage immediately to finalize an agreement and look forward to consummating a mutually beneficial transaction in the coming days.

Sincerely,
Rakesh Kapoor Chief Executive Officer Reckitt Benckiser Group plc

        On November 15, 2012, Paul, Weiss, Rifkind, Wharton & Garrison, LLP, counsel to Ultimate Parent, Parent and the Purchaser ("Paul, Weiss"), also sent to Latham & Watkins a complete set of Ultimate Parent's proposed transaction materials, including, in addition to the Bid Letter, a proposed draft Merger Agreement, a proposed draft Tender and Support Agreement for each of Weider and TPG, a due diligence request list and a notice letter that Ultimate Parent intended to file notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the intent to acquire voting securities of the Company (collectively, the "Acquisition Proposal"). The material terms of the Acquisition Proposal included the Offer Price, a proposed Merger Agreement that contemplated adoption of the Merger Agreement by a stockholder written consent (to be delivered within 24 hours of entry into the proposed Merger Agreement), but that excluded any window shop period (following delivery of the written consent) and proposed tender and support agreements to be executed by TPG, Weider and directors and executive officers of the Company. Later that evening, Purchaser filed a Schedule TO-C with the SEC with respect to its press release regarding its intention to commence the Offer as outlined in the Acquisition Proposal.

        On the evening of November 15, 2012, Latham & Watkins delivered to Paul, Weiss a form of non-disclosure agreement, the terms of which were discussed by such counsel during the day of November 16, 2012. Purchaser, Parent and Ultimate Parent commenced the Offer on November 16, 2012 and filed a Schedule TO and related exhibits with the SEC. Also, on November 16, 2012, counsel to Ultimate Parent sent the Company a request, pursuant to Rule 14d-5 of the Exchange Act, for the Company's stockholders list and security position listings.

        On the morning of November 17, 2012, Ultimate Parent and the Company entered into a non-disclosure agreement and we and our advisors were provided with access to an electronic data room and with a form of disclosure schedules to the merger agreement. Also on that date, advisors to the parties had numerous conversations regarding coordination of due diligence activities and management meetings for early the following week. During conversations on November 17, 2012, representatives of the Ultimate Parent communicated to the Company its strong interest and commitment to the proposed transaction, its business rationale and its ability to conduct due diligence expeditiously.

        On November 18, 2012, representatives of Paul, Weiss and Latham & Watkins had multiple telephonic discussions regarding the Acquisition Proposal, including provisions in the draft Merger Agreement and form Tender and Support Agreement, as well as general transaction terms. In particular, on behalf of the Company, Latham & Watkins emphasized the Company Board's continued focus on retaining some window shop period as in the Bayer Merger Agreement. Paul, Weiss noted that any continued window shop period would not be acceptable to Ultimate Parent given the level of the Offer Price.

        On November 19, 2012, the Company and its financial advisors hosted a management presentation and due diligence sessions for Ultimate Parent and its representatives in the San Francisco office of Latham & Watkins.

        On November 19, 2012, Latham & Watkins had telephonic discussions with Paul, Weiss regarding the Acquisition Proposal and the proposed transaction documents. In particular, Latham & Watkins emphasized the Company Board's continued focus on a window shop period in any alternative merger agreement. Paul, Weiss reiterated that any continued window shop period would not be acceptable to Ultimate Parent given the level of the Offer Price. Latham & Watkins told Paul, Weiss to expect Company comments to the proposed merger agreement and other transaction agreements later that day. That afternoon, Paul, Weiss delivered to Latham & Watkins the proposed form of D&O Agreement.

        On the morning of November 20, 2012, Bayer publicly filed the following letter to the Company:

  Schiff Nutrition International, Inc.
  2002 South 5070 West
  Salt Lake City, UT 84104-4726
  Attention: General Counsel
  Facsimile No.: (801) 975-1924

  Re: Agreement and Plan of Merger

  Dear Mr. Milsten:

          Reference is made to: (i) that certain Agreement and Plan of Merger, dated as of October 29, 2012 (the "Merger Agreement"), by and among Bayer HealthCare LLC, a Delaware limited liability company ("Parent"), Willow Road Company, a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"), and Schiff Nutrition International, Inc., a Delaware corporation (the "Company"); and (ii) your letter to Dr. Jan Heinemann dated November 18, 2012 (the "November 18 Letter"), which gave notice with respect to the $42.00 per common share, all cash Acquisition Proposal from Reckitt Benckiser Group plc dated November 15, 2012 (the "November 18 Proposal"). All capitalized terms used but not otherwise defined herein shall have the definitions set forth in the Merger Agreement.

          Bayer AG's Board of Management has decided not to propose any increase to the Merger Consideration payable in respect of the Company Common Stock in response to the November 18 Proposal. Bayer AG's Board of Management continues to believe that the Merger transaction would represent a logical and strategic addition for Bayer's Consumer Care business. However, it came to the conclusion that entering a competitive bidding process in response to the November 18 Proposal would result in a price outside Bayer's set financial criteria. Having completed a number of successful acquisitions, Bayer plans to continue its strategy to augment organic growth with strategic bolt-on acquisitions.

          Parent and Merger Sub hereby waive the conditions set forth in clauses i. and ii. of the second proviso of the first sentence of Section 5.3(f) of the Merger Agreement (the "Waived Conditions") solely with respect to the November 18 Proposal. This waiver applies solely to the Waived Conditions, so that the actions specified in clauses (y) and (z) of such proviso (the "Actions") may not be taken with respect to the November 18 Proposal unless the Company complies with the other provisions of Section 5.3(f), including the first proviso to such sentence, clause iii. of the second proviso to such sentence, and the sentences following clause iii, as well as any other provision of the Agreement that would be applicable to the Actions. This waiver does not and shall not apply to any Acquisition Proposal other than the November 18 Proposal or any actions taken with respect thereto, and in the event of any material revisions to the financial or other material terms of the November 18 Proposal, the applicable provisions of Section 5.3(f) of the Merger Agreement shall continue to apply. This waiver does not and shall not apply to any failure to comply with any provision of the Merger Agreement other than the Waived Conditions, and Parent and Merger Sub reserve all rights with respect to any such failure.

Bayer Healthcare LLC
By:	/s/ WILLIAM B. DODERO
Name:	William B. Dodero
Title:	Assistant Secretary
Willow Road Company
By:	/s/ WILLIAM B. DODERO
Name:	William B. Dodero
Title:	Secretary

        Also on November 20, 2012, the Company continued due diligence presentations and a plant tour for Ultimate Parent and its representatives at the Company's Salt Lake City, Utah plant location and at management offices in Emeryville, California, respectively.

        During the course of the day on November 20, 2012, Latham & Watkins and Paul, Weiss continued to discuss outstanding issues in the draft Merger Agreement and other transaction documents. In response to the Company's proposed window shop provision included in comments to the proposed Merger Agreement, Paul, Weiss again communicated that Ultimate Parent would not agree to this provision, sent a follow-up email to Latham & Watkins reiterating this position and sent a proposed final draft Merger Agreement to Latham & Watkins that deleted this provision. Respective outside legal counsel had several conversations in order to resolve other outstanding issues and to discuss logistics for potentially executing and announcing a definitive transaction, in each case subject to approval of Company Board and compliance with the terms of the Bayer Merger Agreement.

        On the afternoon of November 21, 2012, Latham & Watkins informed Paul, Weiss that the termination fee payable to Bayer pursuant to the Bayer Merger Agreement had been paid, that the Company had delivered the required notice and terminated the Bayer Merger Agreement and that the Company Board had, upon the terms and the conditions set forth in the Merger Agreement, (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement described herein is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby in accordance with the requirements of the DGCL, (iii) recommended that the Company's stockholders vote their Shares in favor of adopting the Merger Agreement by written consent in lieu of a meeting and (iv) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

        Shortly following the termination of the Bayer Merger Agreement, the relevant parties executed the Merger Agreement, the Tender and Support Agreements and the D&O Agreements, and Ultimate Parent issued a press release announcing the transaction. Following the execution of the definitive agreements, TPG and Weider delivered the executed Written Consent.

11.   The Merger Agreement; Other Agreements.

The Merger Agreement

        On November 21, 2012, Ultimate Parent, Parent, Purchaser, and the Company entered into the Merger Agreement, the terms of which are summarized below.

        The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," Purchaser will be merged with and into the

Company, and each then outstanding Share (other than Shares owned directly by Ultimate Parent, Parent, Purchaser or the Company in treasury, or the Shares that are held by stockholders who properly exercise appraisal rights under the DGCL) will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, less any applicable withholding taxes.

        The following is a summary of the material provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1)(ii) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Purchaser, Parent and Ultimate Parent—Available Information." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

        The following discussion of the Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Ultimate Parent, Parent, us and Schiff or any of their respective affiliates contained in this Offer to Purchase or in their respective documents filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Ultimate Parent, Parent, us and Schiff or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Parent, us and Schiff were qualified and subject to important limitations agreed to by Ultimate Parent, Parent, us and Schiff in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in disclosure letters that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

        In furtherance of the Offer and the Merger, Parent, Purchaser and the Company will cooperate to amend the Offer documents to reflect the terms of the Merger Agreement between the parties, and subject to the conditions of the Merger Agreement, and as promptly as practicable, but in no event later than three business days after the date of entering into the Merger Agreement, we will, and Parent will cause us to, amend this Offer to Purchase, the Schedule TO and the other related documents (as so amended, the "Amended Offer Documents") and file with the SEC the Amended Offer Documents.

        The Merger Agreement provides that, subject to the satisfaction of the Minimum Condition and other conditions that are described in Annex I of the Merger Agreement, Parent will cause us to accept for payment, and we will accept for payment, all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. Unless extended pursuant to and in accordance with the terms of the Merger Agreement, the Offer shall initially be scheduled to expire at 11:59 p.m., New York City time, on the date that is the later of (i) Friday, December 14, 2012 or (ii) the date that is five business days following the date of filing with the SEC of the Amended Offer Documents, or in the event that the initial Expiration Date has been extended, the date and time to which the Offer has been so extended.

        Subject to the terms and conditions of the Merger Agreement, as promptly as practicable but in no event later than three business days after the entering into the Merger Agreement, we will, and Parent will cause us to, amend the Offer, in accordance with the terms of the Merger Agreement, including to reflect the conditions set forth in Annex I of the Merger Agreement (collectively, the "Offer Conditions").

Terms and Conditions of the Offer

        We expressly reserve the right to (i) increase the Offer Price, (ii) waive any Offer Condition (provided that we will not waive the Minimum Condition without the prior written consent of the Company (except solely to remove the requirement to calculate such condition on a fully diluted basis)) and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, in each case subject to extending the Offer as required by applicable Law.

        Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—"Conditions to the Offer". The Offer Conditions are for the sole benefit of Parent and us, and we or Parent may waive, in whole or in part, any condition to the Offer from time to time, in our or its sole discretion, provided that we may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) add to, or impose conditions to the Offer, other than the Offer Conditions, (v) amend or modify any of the Offer Conditions or any of the terms of the Offer in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or us to consummate the Offer, the Merger or the other transactions contemplated under the Merger Agreement, (vi) waive or change the Minimum Condition (except solely to remove the requirement to calculate such condition on a fully diluted basis) or (vii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement, in each case, without the prior written consent of the Company.

Extensions of the Offer; Subsequent Offering Period

        The Merger Agreement provides that the Offer shall be extended, among other things (a) for periods of not more than five business days each or such other number of business days, but not beyond the Outside Date, in order to permit the satisfaction of all remaining conditions (subject to the right of Purchaser to waive any such condition, other than the Minimum Condition (except solely to remove the requirement to calculate such condition on a fully diluted basis), in accordance with the Merger Agreement), and (b) for any period or periods required by applicable Law, interpretation or position of the SEC or its staff or the NYSE or its staff; provided, that Purchaser will not be required to extend the offer beyond the Outside Date. The Merger Agreement reserves the right of Purchaser in the Offer documents to provide for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act of not fewer than three business days nor more than twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer. Under the terms of the Merger Agreement, we will offer a subsequent offering period of three business days at the request of Schiff if, immediately following the expiration of the Offer, Parent does not own, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of each class of Company Common Stock and such threshold cannot be reached through the immediate exercise of the Top-Up Option in accordance with its terms.

Amending of the Offer

        In furtherance of the Offer and the Merger, Parent, Purchaser and the Company will cooperate to amend the Offer documents to reflect the terms of the Merger Agreement between the parties.

Effect of the Merger; Directors and Officers; Certificate of Incorporation and Bylaws

        The Merger Agreement provides for the merger of the Purchaser with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the Surviving Corporation, the Company will continue to exist following the Merger as a wholly-owned subsidiary of Parent. Ultimate Parent is a party to the Merger Agreement as guarantor to the obligations of Parent and the Purchaser.

        The directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        The certificate of incorporation of the Surviving Corporation will, by virtue of the Merger, be amended so as to read as set forth in the form of certificate of incorporation attached as an exhibit to the Merger Agreement, until thereafter amended in accordance with its terms or the terms of the Merger Agreement or as provided by applicable law. In addition, the Company and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be amended so as to read as set forth in the form of bylaws attached as an exhibit to the Merger Agreement, until thereafter amended in accordance with their terms or as provided by applicable law.

Closing; When the Merger Becomes Effective

        The closing of the Merger will be required to take place on a date to be specified by the parties, as promptly as practicable after the (to the extent permitted by applicable law and the Merger Agreement) satisfaction or waiver of all of the conditions to the closing (described under "The Merger Agreement—Conditions to the Merger"), but in any event no later than the second business day thereafter (other than the conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions) or on such other date that the Company and Parent may agree in writing.

        The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and Parent may agree and specify in the certificate of merger).

Short Form Merger

        The Merger Agreement provides that if Parent shall own by virtue of the Offer, including pursuant to the Top-Up Option, if applicable, or otherwise at least 90% of the total then outstanding shares of each class Company Common Stock (determined on a fully diluted basis), the parties hereto will take all necessary and appropriate action to cause the merger of the Purchaser and the Company to become effective as soon as reasonably practicable after such acquisition without a stockholders' meeting in accordance with Section 253 of the DGCL.

The Company's Board of Directors

        Promptly upon the Offer Acceptance Time (as defined below) and all times thereafter, we will be entitled to designate a number of directors to the extent permitted by applicable law and the rules and regulations of the NYSE Listed Company Manual, rounded up to the next whole number, to the Company Board that is equal to the product of (a) the total number of directors on the Company Board (after giving effect to the directors designated by us) multiplied by (b) the percentage that the aggregate voting power of Shares beneficially owned by Parent, us and any of our affiliates bears to the total voting power of Shares then outstanding, and the Company will, upon our request at any time following the purchase of and payment for Shares pursuant to the Offer, take all actions necessary to (i) appoint to the Company Board the individuals designated by us and permitted to be so designated as described above, including, but not limited to, promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending Company's bylaws if necessary so as to increase the size of the Company Board) and/or promptly securing the resignations of the number of its incumbent directors as are necessary or desirable to enable our designees to be so elected or designated to the Company Board, and (ii) cause our designees to be so appointed at such time. The Company will, upon our request following the Offer Acceptance Time, cause directors designated by us to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of each committee of the Company Board to the extent permitted by applicable Laws and the NYSE Listed Company Manual. The Company will take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 in order to fulfill its obligations above, including mailing to stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 not later than such time as is necessary to enable our designees to be designated to the Company Board at the Offer Acceptance Time.

        In the event that directors designated by us are designated to the Company Board, then until the Effective Time, Company will cause the Company Board to maintain three directors who are members of the Company Board on the date hereof and who are not officers, directors or employees of Parent, Purchaser, or any of their Affiliates, each of whom will be an "independent director" under Section 303A.00 of the NYSE Listed Company Manual and eligible to serve on the Company's audit committee under the Exchange Act and NYSE Listed Company Manual (the "Continuing Directors"). After the Offer Acceptance Time and prior to the Effective Time, if our designees constitute a majority of the Company Board, the affirmative vote of a majority of the Continuing Directors will (in addition to the approval rights of the Company Board or the stockholders of the Company as may be required by the Company's amended and restated certificate of incorporation or bylaws or by applicable law) be required (i) for the Company to amend, modify or terminate the Merger Agreement, (ii) for the Company to extend the time of performance of any of the obligations or other acts of Parent or us under the Merger Agreement, (iii) to exercise or waive any of the Company's material rights, benefits or remedies under the Merger Agreement, (iv) to amend the Company's amended and restated certificate of incorporation or bylaws if such action would adversely affect or would reasonably be expected to adversely affect the holders of Shares (other than Parent or us), or (v) to take any other action of the Company Board under or in connection with the Merger Agreement if such action would adversely affect (in a non-de minimis manner), or would reasonably be expected to adversely affect (in a non-de minimis manner), the Company's stockholders (other than Parent or us).

        The Merger Agreement provides that no later than three business days after the date of the Merger Agreement, the Company shall file with the SEC and disseminate to holders of Shares a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the "Schedule 14D-9") that will reflect the Company Board Recommendation.

Top-Up Option

        Pursuant to the terms of the Merger Agreement, the Company has granted Parent and Purchaser an option (the "Top-Up Option") to purchase from the Company the number of Shares (such shares, the "Top-Up Option Shares") equal to the lesser of (i) the number of Shares of each class of Company Common Stock that, when added to the number of Shares owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares that would be outstanding in each class of Company Common Stock immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis and (ii) the aggregate number of Shares that the Company is authorized to issue under its articles of incorporation, but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option, at a price per share of Company Common Stock equal to the Offer Price. The Top-Up Option will terminate upon the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms. The Merger Agreement provides that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option will be subject to the following conditions, unless waived by the Company: (i) no Order of any Governmental Entity shall have restrained, enjoined or otherwise prohibited the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise; and (ii) we shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

        The Top-Up Option may be exercised by us or Parent, in whole and not in part, on or prior to the fifth business day after the later of the Offer Acceptance Time (as define below) and the expiration of any subsequent offering period if Parent and we do not own in the aggregate at least 90% of the total then-outstanding shares of each class of Company Common Stock (determined on a fully diluted basis); provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option will be subject to the conditions that (i) no judgment, injunction, order or decree of any governmental authority will prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise; and (ii) we have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

        The Top-Up Option is intended to expedite the timing of the consummation of the Merger (after consummation of the Offer, at which time Schiff would be a majority-owned subsidiary of Parent, which would have the requisite voting power to cause stockholder adoption of the Merger Agreement, even without exercise of the Top-Up Option) by permitting the Merger to occur pursuant to Delaware's "short-form" merger statute, Section 253 of the DGCL, without any vote of Schiff's stockholders or any required filings associated with the utilization of written consents in lieu of a meeting of stockholders.

        The aggregate purchase price payable for the Top-Up Option Shares will be determined by multiplying the number of Top-Up Option Shares by the Offer Price. Such purchase price may be paid by Parent or Purchaser, at its election, either (i) entirely in cash, (ii) by payment in cash of no less than $0.01 per share and payment of the balance by executing and delivering to the Company a promissory note (with full recourse to Parent) having a principal amount equal to the difference between the purchase price and the aggregate par value of the Top-Up Option Shares or (iii) any combination thereof.

Merger Consideration

Conversion of Company Common Stock

        At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares held by stockholders who are entitled to demand and properly demand appraisal under Section 262 of the DGCL, shares held in treasury or shares owned by Parent, Purchaser or any other subsidiary of Parent or the Company, will automatically be cancelled and converted into the right to receive the Offer Price, upon surrender of each respective Share Certificate and/or Letter of Transmittal, as applicable (the "Merger Consideration").

Treatment of Company Options and Other Equity-Based Awards

        Company Options.    Immediately prior to the Effective Time, each outstanding Company Option under any Company Stock Option Plan, whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each such former holder of such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such option, without interest and less any applicable withholding taxes.

        Company RSUs.    Immediately prior to the Offer Acceptance Time, but conditioned upon the consummation of the Offer, each outstanding Company RSU, will vest and become free of any restrictions and the Company will as promptly as practicable thereafter deliver with respect to such Company RSU (i) shares of Company Common Stock (such that such shares may be tendered in the Offer) and (ii) the amount of any declared but unpaid dividends to the holder thereof in settlement of each such Company RSU. At the Effective Time, each share of Company Common Stock issued in respect of the Company RSUs (that has not otherwise been tendered in the Offer or in any subsequent offering period) will be converted into the right to receive the Merger Consideration.

        Company Restricted Shares.    Immediately prior to the Offer Acceptance Time, but conditioned upon the consummation of the Offer, each outstanding restricted share awarded pursuant to any Company Stock Option Plan (the "Company Restricted Shares"), will vest and become free of any restrictions (such that such shares may be tendered in the Offer), and the Company will deliver with respect to such Company Restricted Share the amount of any declared but unpaid dividends to the holder thereof in settlement of each such Company Restricted Share. At the Effective Time, each Company Restricted Share (that has not otherwise been tendered in the Offer or in any subsequent offering period) will be converted into the right to receive the Merger Consideration.

Procedures for Payment of Merger Consideration

        At or prior to the Effective Time, Parent will designate a reputable bank or trust company, mutually agreeable to both Parent and the Company, to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger. At or promptly after the Effective Time, Parent or the Purchaser will deposit, or cause to be deposited, with the paying agent the aggregate Merger Consideration to which holders of shares of Shares will be entitled at the Effective Time pursuant to the Merger Agreement, together with the aggregate payments for such Option Payments and RSU payments (except to the extent that Parent determines to make any such payments with respect to Option Payments and RSU payments to employees through the payroll of the Surviving Corporation).

        As promptly as practicable after the Effective Time, Parent will cause the paying agent to mail to each holder of record of a certificate or certificates that represented Shares ("Certificates") or non-certificated shares of Company Common Stock represented by book-entry ("Book-Entry Shares"), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Merger Agreement: (i) a letter of transmittal and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.

        Upon surrender of Certificates and Book-Entry Shares for cancellation to the paying agent or to another agent as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered will be cancelled. Until surrendered as contemplated by the Merger Agreement, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by the Merger Agreement, without any interest accruing thereon.

        Each of Parent and the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax law. To the extent that amounts are so withheld and deducted by the Surviving Corporation or Parent, as the case may be, such withheld and deducted amounts (i) must be remitted by Parent or the Surviving Corporation, as applicable, to the applicable governmental entity and (ii) will be treated for all purposes of the Merger Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

        Certificates and Book Entry Shares should not be surrendered for exchange by Schiff stockholders prior to the completion of the Merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the Merger Agreement provides will be mailed to Schiff stockholders promptly following the completion of the Merger.

Transfers of Ownership and Lost Stock Certificates

        If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or will be otherwise in proper form for transfer, and the persons requesting such payment must have paid any transfer or similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate.

        In the event that any Certificates have been lost, stolen or destroyed, the paying agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the payment of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the paying agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Representations and Warranties

        The Merger Agreement contains customary representations and warranties made by the Company to Parent. Specifically, the representations and warranties of the Company in the Merger Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules which have been delivered by the Company to Parent) relate to the following subject matters, among other things:

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  organization, qualification and subsidiaries;

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  capitalization;

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  due authorization of the transactions contemplated by the Offer and under the Merger Agreement;

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  non-contravention of laws, charter documents and contracts;

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  required filings and consents;

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  permits and compliance with laws;

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  SEC filings and financial statements;

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  internal controls;

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  state takeover laws;

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  undisclosed liabilities;

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  absence of certain changes since June 1, 2012;

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  employee benefit plans;

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  labor and other employment matters;

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  contracts;

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  litigation;

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  environmental matters;

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  intellectual property;

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  tax matters;

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  insurance;

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  properties and assets;

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  real property;

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  delivery of a fairness opinion;

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  required vote of the Company's stockholders to adopt the Merger Agreement;

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  brokers and financial advisors;

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  related party transactions;

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  certain regulatory matters;

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  accuracy of information included in the Offer, the Schedule 14D-9 and the Information Statement;

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  the termination of the Support Agreements; and

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  the termination of the Bayer Merger Agreement.

        The Merger Agreement also contains customary representations and warranties made by Parent and Purchaser to the Company. Specifically, the representations and warranties of Parent and Purchaser in the Merger Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules delivered by Parent to the Company) relate to the following subject matters, among other things:

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  organization and qualification;

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  due authorization of the transactions contemplated by the Offer and under the Merger Agreement;

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  non-contravention of laws, charter documents and contracts;

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  required filings and consents;

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  litigation;

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  ownership of Company Common Stock;

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  sufficiency of funds;

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  ownership of Purchaser;

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  no prior activities of Purchaser;

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  management arrangements;

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  brokers and financial advisors; and

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  accuracy of information included in the Offer, the Schedule 14D-9 and the information statement.

        The representations and warranties of each of the parties to the Merger Agreement will expire upon the completion of the Merger. The representations and warranties were negotiated with the Company with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts.

Material Adverse Effect

        Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the Merger Agreement refer to the concept of a "Company Material Adverse Effect" or "Parent Material Adverse Effect."

        For purposes of the Merger Agreement, a "Company Material Adverse Effect" will mean any change, event, development, condition, occurrence or effect that (i) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by the Company of any of its material obligations under the Merger Agreement; provided, however, that, for purposes of (i), none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

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  any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States;

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  general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein;

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  any change that generally affects the nutritional supplement industry in the United States;

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  any change proximately caused by the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated by the Merger Agreement, including the Merger, including any litigation resulting therefrom; provided, that this exception does not apply to specified representations to the extent that the purpose of such representations is to address consequences resulting from the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated by the Merger Agreement, including the Merger;

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  any change proximately caused by the Company's compliance with the terms of the Merger Agreement, or action taken, or failure to act, to which Parent has consented;

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  acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of entering into the Merger Agreement;

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  changes in laws after the date of entering into the Merger Agreement;

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  changes in GAAP after the date of entering into the Merger Agreement;

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  any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of entering into the Merger Agreement; or

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  a decline in the price of the Company Common Stock on the New York Stock Exchange or any other market in which such securities are quoted for purchase and sale;

        provided, further, that (A) the events set forth in the third, sixth, seventh and eighth sub-bullets above (changes generally affecting the nutritional supplement industry, acts of war, changes in laws and GAAP) may be taken into account to the extent that such events have a material and disproportionate impact on the Company and its subsidiaries and (B) the underlying cause of the events set forth in the last two sub-bullets above (failure to meet projections or declines in trading price) that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account.

        The Merger Agreement also provides that a "Parent Material Adverse Effect" will mean any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer, the Merger or performance by Parent or Purchaser of any of their material obligations under the Merger Agreement.

Interim Operations of the Company

        From the date of entering into the Merger Agreement through the Effective Time, the Company will (and will cause its subsidiaries) be required to conduct its operations in the ordinary course of business and use commercially reasonable efforts to preserve substantially intact its business organization and maintain existing relations and goodwill with customers, suppliers and employees in the ordinary course of business consistent with past practice.

        In addition, during the same period, the Company, subject to certain exceptions, will not, and will not permit its subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned):

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  amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

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  issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of the Company or any of its subsidiaries, other than the issuance of shares of Company Common Stock upon (i) the vesting of outstanding Company RSUs or Company Restricted Shares, (ii) the exercise of outstanding Company Options as of the date of entering into the Merger Agreement in accordance with their terms or (iii) in connection with the Top-Up Option;

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  sell, pledge, dispose of, let lapse, abandon, assign, transfer, lease, license, guarantee or encumber any material property or assets of the Company or its subsidiaries (including any registered intellectual property and unregistered owned intellectual property), except (i) to the extent required pursuant to contracts in effect prior to the date of entering into the Merger Agreement, (ii) pursuant to the sale, purchase or licensing of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business consistent with past practice or (iii) for non-exclusive licenses in the ordinary course of business consistent with past practice with a fair market value not in excess of $2,500,000 in the aggregate;

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  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company) or enter into any agreement with respect to the voting or registration of its capital stock;

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  reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or any other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, in each case other than in connection with the Top-Up Option;

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  merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, or otherwise enter into any agreements imposing material restrictions on the assets, operations or businesses of the Company or any of its subsidiaries;

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  enter into a new line of business (other than currently-projected extensions of existing product lines);

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  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $2,500,000, or in the aggregate not in excess of $5,000,000;

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  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person (other than a wholly-owned subsidiary of the Company) for borrowed money;

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  make any loans, advances, guarantees or capital contributions to, or investments in, any other person (other than any wholly-owned subsidiary of the Company) in excess of $2,500,000 in the aggregate;

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  terminate, cancel or amend certain material contracts, or cancel, modify or waive any rights thereunder, or enter into or amend any contract that, if existing on the date hereof, would be among such material contracts;

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  make or authorize any capital expenditure in excess of the Company's capital expenditure budget as disclosed to Parent prior to the date of entering into the Merger Agreement, other than capital expenditures that are not, in the aggregate, in excess of $2,500,000;

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  except to the extent required by (i) applicable law, (ii) the existing terms of any of the Company's benefit plans or (iii) contractual commitments or corporate policies with respect to severance or termination pay as in existence on the date of entering into the Merger Agreement and as disclosed to Parent: (A) increase in any manner the compensation, bonus or benefits payable or to become payable to its service providers (except for increases in the ordinary course of business consistent with past practice in base salaries or base wages of employees of the Company or any of its subsidiaries), (B) grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any service provider, or establish, adopt, enter into or amend any Company benefit plan, (C) grant any new awards under any Company benefit plan, (D) amend or modify any outstanding award under any Company benefit plan, (E) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company benefit plan or remove any existing restrictions in any Company benefit plans or awards made thereunder, (F) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company benefit plan, to the extent not already provided in any such Company benefit plan or (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable laws;

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  forgive any loans to service providers or any of their respective affiliates;

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  make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

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  encourage customers to make payments earlier than would otherwise reasonably be expected (based on past practice) to be made to the Company or any of its subsidiaries, or agree to payment terms or conditions with suppliers that are not consistent in all material respects with past practice;

  •
  compromise, settle or agree to settle any proceeding (including any proceeding relating to the Merger Agreement or the transactions contemplated thereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $2,500,000 individually or $5,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries;

  •
  (i) make, change, or rescind any material tax election, (ii) file any material amended tax return of the Company or any of its subsidiaries, (iii) or adopt or change any material method or period of tax accounting, (iv) settle or compromise any material claim relating to taxes; (v) surrender any material claim for a refund of Taxes; (vi) enter into any "closing agreement" as described in Section 7121 of the Code with respect to material taxes; or (vii) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

  •
  write up, write down or write off the book value of any assets, except for depreciation and amortization and normal valuation adjustments to accounts receivable and inventory in accordance with GAAP consistently applied;

  •
  pre-pay any long-term debt; or

  •
  authorize or enter into any contract or otherwise make any commitment, in each case to do any of the foregoing.

Necessary Efforts

        The Merger Agreement requires the Company and Parent to use their reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement, including actions required to obtain, or cause their affiliates to obtain, any government clearances or approvals required for the consummation of the transactions contemplated by the Merger Agreement under applicable antitrust laws; provided, that Ultimate Parent and its affiliates will not be required to agree to sell, divest, transfer or dispose of any of the assets or businesses held by any of them in conjunction with seeking such approvals (a "Structural Remedy"). The Merger Agreement also requires that the parties make, or cause their affiliates to make, all necessary filings under applicable law with respect to the Merger Agreement, the Merger and the Offer including the HSR Act, within three business days after the date of executing the Merger Agreement. Further, as soon as reasonably practicable following the execution and delivery of the Written Consent and not later than three business days thereafter, the Company must have also file an information statement on Schedule 14C relating to the Merger and the Merger Agreement in accordance with federal proxy rules.

Written Consent

        Pursuant to the terms of the Merger Agreement, immediately after the execution of the Merger Agreement and in lieu of calling a meeting of the Company's stockholders, the Company submitted the form of stockholder written consent attached to the Merger Agreement with respect to the adoption of the Merger Agreement to the Principal Stockholders. Upon the execution and delivery of the form of stockholder written consent to the Company in accordance with the DGCL, the Company delivered a copy of the executed form of stockholder written consent to Parent, certified as correct and complete by an executive officer of the Company (the "Written Consent").

Non-Solicitation of Acquisition Proposals

        Pursuant to the Merger Agreement, the Company must, and must cause its representatives to:

  •
  immediately cease and cause to be terminated any solicitation, encouragement, activities, discussions or negotiations with any persons that may be ongoing with respect to any Acquisition Proposal;

  •
  take the necessary steps to promptly inform such persons of the Company's non-solicitation obligations under the Merger Agreement;

  •
  immediately instruct each person that has previously executed a confidentiality agreement in connection with such person's consideration of an Acquisition Proposal to return to the Company or destroy any non-public information previously furnished to such person or to any person's representatives by or on behalf of the Company or any of its subsidiaries; and

  •
  enforce (and not release, waive, amend or modify the provisions of) any confidentiality, non-solicit, non-use or standstill agreements entered into with any person.

        Further, the Company must, and must cause its representatives to not, directly or indirectly:

  •
  solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

  •
  enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any person other than Parent or Purchaser;

  •
  furnish to any Person other than Parent or Purchaser any non-public information that the Company believes or should reasonably expect would be used for the purposes of formulating any Acquisition Proposal;

  •
  enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or contract providing for or otherwise relating to any Acquisition Proposal; or

  •
  submit any acquisition proposal or any matter related thereto to the vote of the stockholders of the Company.

        No later than 48 hours after the date of entering into the Merger Agreement, the Company must notify Parent in writing of the identity of any person that submitted an Acquisition Proposal within one year prior to the date of the Merger Agreement.

        From and after the date of the entering into the Merger Agreement, the Company must promptly (and in any event within 24 hours) provide Parent with (i) a written description of any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or any request for information that would reasonably be expected to lead to an Acquisition Proposal, that is received by the Company or any subsidiary or representative of the Company, including in such description the identity of the person from which such inquiry, expression of interest, proposal, offer or request for information was received (the "Other Interested Party"); and (ii) a copy of each material written communication and a summary of each material oral communication transmitted by or on behalf of the Other Interested Party or any of its representatives or transmitted on behalf of the Company, any of its subsidiaries or any No-Shop Representative to the Other Interested Party or any of its representatives. The Merger Agreement defines "No-Shop Representatives" to mean, collectively, (a) the Company's Representatives, (b) the Company Subsidiaries and each of their respective Representatives, (c) TPG, its affiliates, and each of their respective Representatives and (d) Weider, its affiliates, and each of their respective Representatives.

        The Merger Agreement defines an "Acquisition Proposal" as any offer or proposal concerning any:

  •
  merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries;

  •
  sale, lease or other disposition of assets of the Company (including equity interests of a Company subsidiary) or any Company subsidiary representing 20% or more of the consolidated assets of the Company and its subsidiaries;

  •
  issuance or sale by the Company of equity interests representing 20% or more of the voting power (or 20% or more of the aggregate number of all outstanding shares of Company Common Stock) of the Company;

  •
  transaction in which any person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 20% or more of the voting power (or 20% or more of the aggregate number of all outstanding shares of Company Common Stock) of the Company; or

  •
  any combination of the foregoing (in each case, other than the Merger).

        The Merger Agreement defines a "Superior Proposal" as a written and bona fide Acquisition Proposal for 50.1% or more of the voting power or assets of the Company made by a third party that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the availability of committed financing) and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction that is more favorable to the Company's stockholders, from a financial point of view, than the Merger.

Company Board Recommendation

        Subject to the provisions described below, neither the Company Board nor any committee thereof may:

  •
  withhold, withdraw or qualify (or modify in a manner adverse to Parent) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated thereby;

  •
  adopt, approve, recommend, or otherwise declare advisable (or publicly propose to adopt, approve, recommend or otherwise declare advisable) the adoption of any Acquisition Proposal;

  •
  submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company; or

  •
  authorize, commit, resolve or agree to take any such actions.

        Notwithstanding the foregoing, if (i) the Company has received a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged or facilitated in material breach of the provisions of the Merger Agreement and that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal and (ii) the Company Board determines in good faith, after consultation with its financial advisor and its outside counsel, that changing the Company Board Recommendation with respect to such Superior Proposal is necessary in order for the members of the Company Board to comply with their fiduciary duties under applicable Law, then the Company Board may, at any time prior to but not after the time at which the Written Consent is executed and delivered pursuant to the terms of the Merger Agreement, make such a change in the Company Board Recommendation with respect to such

Superior Proposal and to terminate the Merger Agreement to enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract providing for or otherwise relating to such Superior Proposal.

Employee Benefit Matters

        Pursuant to the terms of the Merger Agreement, for 12 months following the Effective Time, Parent will provide, and will cause to be provided, to each employee of the Company and its subsidiaries who continues to be employed by Parent or any of its subsidiaries annual base salary or base wages and short-term target cash incentive compensation opportunities that are no less favorable than the annual base salary or base wages and short-term target cash incentive compensation opportunities provided to such Company employees immediately prior to the Effective Time. After the Effective Time, Parent must also provide pension, health and welfare benefits to such Company employees who work more than 20 hours per week that are at least as favorable in the aggregate to those provided to similarly situated employees of Parent, although Parent may elect to continue Company employees who work more than 20 hours per week in their existing Company benefit plans for a transition period. The Merger Agreement further requires that the Company or the Surviving Corporation, as applicable, honor in accordance with the terms of employment, severance and change of control agreements and arrangements previously disclosed to Parent.

        Under the Merger Agreement, Parent must use its reasonable best efforts to credit each Company employee for his or her years of service with the Company for purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting under any equity incentive plan), under the New Plans in which Company employees first become eligible to participate after the Effective Time; provided, that the foregoing will not apply for purposes of qualifying for subsidized early retirement benefits, retiree medical benefits or life benefits, or to the extent that its application would result in a duplication of benefits with respect to the same period of service.

        In addition, Parent must use its commercially reasonable efforts to cause (i) each Company employee to be immediately eligible to participate, without any waiting time, in any and all New Plans and (ii) for purposes of each such New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company employee, all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such Company employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company benefit plans in which the employee participated immediately prior to the Effective Time.

Indemnification and Insurance

        Pursuant to the Merger Agreement, for a period of six years from and after the Effective Time, Parent will agree to indemnify and hold harmless all past and present directors and officers of the Company to the same extent such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to applicable law, the Company's certificate of incorporation and bylaws and the Indemnification Agreements arising out of acts or omissions in their capacity as directors or officers of the Company or any of its subsidiaries occurring at or prior to the Effective Time. Parent will also agree to cause the indemnification agreements in existence on the date of the Merger Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time and advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceedings with respect to such matters in accordance with the procedures set forth in the Indemnification Agreements.

        Pursuant to the Merger Agreement, for six years after the Effective Time, Parent must cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company's existing certificate of incorporation. The Merger Agreement also requires that Parent cause the indemnification agreements in existence on the date of the Merger Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

        The Merger Agreement further provides that, for a period of six years from and after the Effective Time, Parent must also cause the Surviving Corporation to maintain for the benefit of the Company's directors and officers, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the Company's existing policy. In no event will the Surviving Corporation be required to spend an annual premium amount greater than 250% of the last annual premium paid prior to the date of the Merger Agreement by the Company to obtain such insurance. In lieu of the foregoing, the Company may choose to purchase a six-year prepaid tail policy with terms and conditions substantially similar to its existing policy, and Parent must cause the Surviving Corporation to maintain such policy in full force and effect and continue to honor the obligations thereunder. If substantially equivalent insurance is unavailable, Parent will buy the best available coverage.

Conditions to the Merger

        The Merger Agreement provides that the obligations of the parties to consummate the Merger are subject to the satisfaction or written waiver of certain conditions.

        The following are conditions to the respective obligations of each party to consummate the Merger:

  •
  (i) the Merger Agreement shall have been adopted by the Company's stockholders by the Required Vote and an information statement shall have been cleared by the SEC and mailed to stockholders of the Company at least twenty calendar days prior to the consummation of the Merger or (ii) all of the conditions necessary to satisfy Section 253 of the DGCL for a short form merger shall have been satisfied;

  •
  no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Law preventing the consummation of the Merger shall be in effect; and

  •
  Purchaser (or Parent on Purchaser's behalf) shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered pursuant to the Offer and not withdrawn.

Termination of the Merger Agreement

        The Merger Agreement may be terminated and the Offer and the Merger abandoned by mutual written consent prior to the Effective Time, or by either party in the event (i) that the time at which Purchaser accepts, for the first time, for payment the Shares validly tendered and not properly withdrawn pursuant to the Offer and satisfying the Minimum Condition (the "Offer Acceptance Time") has not occurred on or before April 1, 2013 (the "Outside Date") or (ii) a final and non-appealable order or ruling has been issued by a court or other governmental entity restraining, enjoining or otherwise prohibiting the consummation of the Offer, the Merger or imposing a Non-Required Remedy, and the terminating party has used its reasonable best efforts to resist, resolve or lift, as applicable, such order or ruling.

        The Merger Agreement may be terminated by the Company (i) if there is an uncured inaccuracy in any representation or warranty of Parent or Purchaser contained in the Merger Agreement or Parent or Purchaser has breached any of their covenants in the Merger Agreement, in each case, in a manner that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, and such inaccuracy or breach is not capable of cure or at least fifteen calendar days has elapsed since the date of delivery of written notice by the Company to Parent of such inaccuracy or breach, and (ii) at any time prior to but not after the time at which the Written Consent is executed, concurrently with the Company Board's causing the Company to enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract providing for or otherwise relating to a Superior Proposal, provided, however, that the Company will not be able to terminate the Merger Agreement under subsection (ii) above unless it has complied in all material respects with its obligations under the No-Solicitation provision in the Merger Agreement. The Written Consent was executed following the execution of the Merger Agreement.

        The Merger Agreement may be terminated by Parent (i) if there is an uncured inaccuracy in any representation or warranty of the Company contained in Merger Agreement or the Company has breached any of its covenants in the Merger Agreement such that relevant conditions to the Offer are not satisfied and such inaccuracy or breach is not capable of cure or at least fifteen calendar days has elapsed since the date of delivery of written notice by Parent to the Company of such inaccuracy or breach, or (ii) if, within 24 hours after the execution and delivery of the Merger Agreement by the parties, (A) the Written Consent has not been delivered to the Company or (B) the Company has not delivered to Parent a certified copy of such Written Consent.

Breakup Fee

        The Company will be required to pay to Parent a termination fee equal to $22.0 million (the "Breakup Fee") if the Merger Agreement is terminated because:

  •
  the Company Board's, concurrently with the termination of the definitive Merger Agreement by the Company, causing the Company to enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract providing for or otherwise relating to a Superior Proposal;

  •
  the Effective Time has not occurred on or before the Outside Date and prior to the date of such termination, an Acquisition Proposal from a third party has been made known to the Company Board;

  •
  there is an uncured inaccuracy in any representation or warranty of the Company contained in the Merger Agreement or the Company has breached any of its covenants in the Merger Agreement such that relevant conditions to closing are not satisfied and such inaccuracy or breach is not capable of cure or at least fifteen calendar days has elapsed since the date of delivery of written notice by Parent to the Company of such inaccuracy or breach, and prior to the date of such termination, an Acquisition Proposal from a third party has been made known to the Company Board; or

  •
  (i) the Written Consent has not been delivered to the Company or (ii) the Company has not delivered to Parent a certified copy of such Written Consent, in each case within 24 hours after the execution and delivery of the definitive Merger Agreement by the parties, and in each case, if the Company enters into a definitive written agreement providing for the consummation of any Acquisition Proposal or if any Acquisition Proposal is consummated on or prior to the 12-month anniversary of the termination of the Merger Agreement. As used in this section, "Acquisition Proposal" has the meaning described in "The Merger Agreement—Non-Solicitation of Acquisition Proposals", except that the references to "20%" will be deemed to be references to "a majority."

Fees and Expenses

        All costs and expenses (including fees and expenses payable to representatives) incurred in connection with the Merger Agreement, the transaction documents, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such costs or expense, whether or not the Merger is consummated.

Amendment and Waiver

        The Merger Agreement may be amended by the Company, Parent and Purchaser by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of the Company, if any is required, or of Purchaser; provided, however, that, after adoption of the Merger Agreement by such stockholders, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

        At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any such extension or waiver or any failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Guarantee of Ultimate Parent

        The Merger Agreement provides that Ultimate Parent will unconditionally guarantee the performance by both Parent and Purchaser of their payment and performance obligations under the Merger Agreement (the "Guarantee"). The Guarantee will expire and be of no further force and effect as of 60 days following the Effective Time.

Other Agreements

The Tender and Support Agreements

        The following summary description of the Tender and Support Agreements is qualified in its entirety by reference to the applicable Tender and Support Agreement, drafts of which are filed as Exhibits (d)(2)(iii), (d)(2)(iv) and (d)(2)(v) to the Schedule TO.

        Each of Weider and TPG have entered into Tender and Support Agreements, among Parent, Purchaser and such stockholder, which, among other things obligates such stockholder, solely in its capacity as a stockholder, (i) to tender all its Shares in the Offer, (ii) to restrict the transfer of its Shares except under certain circumstances, and (iii) to agree to be bound by the non-solicitation provisions in the Merger Agreement. The Company is not be a party to the Tender and Support Agreements. Weider is the record holder of 7,486,574 Class B Shares and TPG is the record holder of 7,486,574 Class A Shares. Such Shares constitute approximately 85.14% of the total outstanding voting power of Shares.

        In addition, in connection with the execution of the Merger Agreement, certain executive officers and directors of Schiff have also entered into Tender and Support Agreements, among Parent, Purchaser and such officer or director (each, a "D&O Agreement"), pursuant to which each such executive officer or director, among other matters, agreed to (i) tender in the Offer, or any subsequent offering period, as applicable, all Shares held by such person nand (ii) with respect to each Company Option held by such person following the Offer Acceptance Time, refrain from exercising such Company Option prior to its cancellation in the Merger, except as otherwise permitted under such agreements. Schiff is not a party to the Tender and Support Agreements.

        Weider is the record holder of 7,486,574 Class B Shares and TPG is the record holder of 7,486,574 Class A Shares. The officers and directors that are party to a D&O Agreement beneficially own in the aggregate 3,522,894 Shares, excluding Shares that are also the subject of the Tender and Support

Agreement executed by Weider and including Shares issuable upon vesting of Company RSUs and Company Restricted Shares and upon vesting and exercise of Company Options. The Shares subject to the Tender and Support Agreement and D&O Agreements collectively represent approximately 85.15% and 54.28% of the total outstanding voting power and total number of outstanding Shares, respectively, assuming in each case that all Shares issuable upon vesting and, if applicable, exercise of Company RSUs, Company Restricted Shares and Company Options were issued and outstanding.

        The table below sets forth those certain directors and officers who have executed a D&O Agreement and the ownership by such individuals of the Shares, Shares issuable upon vesting of Company RSUs, Shares issuable upon vesting of the Company Restricted Shares and Shares issuable upon vesting and/or exercise of Company Options:

Name of director or officer	Class A Shares(1)	Class A Shares issuable upon vesting of Company RSUs	Class A Shares issuable upon vesting of Company Restricted Shares	Class A Shares issuable upon vesting and exercise of Company Options
William E. McGlashan, Jr.	—	—	—	—
Tarang P. Amin	703,640	—	130,910	1,063,643
Scott K. Milsten	30,000	—	—	150,000
Ronald L. Corey	84,871	62,516	2,140	40,000
Richard G. Wolford	14,299	—	12,505	—
Richard F. Baruch Jr.	—	—	—	160,000
Michael Hyatt	47,106	—	11,079	—
Matthew T. Hobart	—	—	—	—
Joseph W. Baty	243,564	119,938	—	190,000
Jon Fieldman	32,200	—	—	161,000
Jennifer Steeves-Kiss	32,000	—	—	160,000
George F. Lengvari	67,603	—	15,401	—
Eugene B. Jones	47,106	—	11,079	—
Eric Weider*	7,577,709	—	—	—
Brian T. Swette	22,273	—	11,581	—

*
Number includes 7,486,574 Shares which are also the subject of the Tender and Support Agreement with Weider.

(1)
Includes Class A Shares which may be purchased upon the exercise of stock options that are currently vested or vest within 60 days of November 26, 2012 and unvested shares of restricted stock as of November 26, 2012.

Confidentiality Agreement

        The Company and Ultimate Parent are parties to a Confidentiality Agreement, dated as of November 16, 2012 (the "Confidentiality Agreement"), pursuant to which, and subject to certain exceptions, the Ultimate Parent agreed to keep strictly confidential and not to disclose non-public information of the Company and the Company's subsidiaries delivered or made available to the Ultimate Parent or any of its officers, managers, directors, general partners, employees, outside counsel, accountants, consultants or other representatives, in connection with the consideration by the parties of a possible negotiated transaction between them, except in accordance with the terms of the Confidentiality Agreement. The Ultimate Parent agreed not to solicit certain of the Company's employees for a two-year period following the execution of the Confidentiality Agreement. The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2)(vi) to this Schedule TO and is incorporated herein by reference.

12.   Purpose of the Offer; Plans for Schiff.

Purpose of the Offer

        The purpose of the Offer is to acquire control of, and ultimately if the Merger is consummated, acquire the entire equity interest in, the Company, while allowing Schiff's stockholders an opportunity to receive the Offer Price promptly (and in any event within three business days after our acceptance of such Shares) by tendering their Shares into the Offer. If the Offer is consummated, we expect to consummate the Merger as promptly as practicable thereafter in accordance with the DGCL. If on or prior to the fifth business day after the later of the Offer Acceptance Time and the expiration of any subsequent offering period, we or Parent do not own in the aggregate at least 90% of the total then-outstanding shares of each class of Company Common Stock (determined on a fully diluted basis), pursuant to the terms in the Merger Agreement, we or Parent may exercise the Top-Up Option to purchase from the Company, subject to certain limitations, the Top-Up Option Shares in order to merge us into the Company without any vote of Schiff's stockholders or any required filings associated with the utilization of written consents in lieu of a meeting of stockholders in accordance with the "short-form" merger provisions of the DGCL. However, the Merger Agreement provides that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option will be subject to the conditions, unless waived by the Company, (i) no Order of any Governmental Entity shall restrain, enjoin or otherwise prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise; and (ii) we have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

        At the Effective Time, all outstanding Shares, other than Shares owned by Purchaser, Parent, Ultimate Parent or their respective subsidiaries or Shares owned by holders properly exercising their appraisal rights, would be converted into the right to receive cash in an amount equal to the Offer Price, without interest, less any applicable withholding taxes, and Schiff will become a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Ultimate Parent.

        If we acquire Shares pursuant to the Offer, including pursuant to the exercise of the Top Up Option, if applicable, and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in the Company, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

        The Merger Agreement was adopted on November 21, 2012 by written consent of the Schiff stockholders holding a majority of the total voting power of the outstanding Shares. This Offer to Purchase does not constitute a solicitation of proxies, and we are not soliciting proxies at this time.

        Except as provided in the Letter of Transmittal, this Offer does not constitute a solicitation of proxies, and we are not soliciting proxies at this time.

Plans for Schiff

        Except as otherwise set forth in this Offer to Purchase, it is expected that, following the consummation of the Offer and the Merger, the business and operations of Schiff will be continued substantially as they are currently being conducted. We will continue to evaluate the business and operations of Schiff during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing.

        Pursuant to the Merger, the outstanding Shares not owned by Purchaser, Parent, Ultimate Parent or their respective subsidiaries, or by holders properly exercising their appraisal rights, would be converted into the right to receive cash in an amount equal to the Offer Price, without interest, less any applicable withholding taxes.

        Except as described above or elsewhere in this Offer to Purchase (including in the Merger Agreement), neither we, Purchaser, Parent nor Ultimate Parent have any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Schiff or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Schiff or any of its subsidiaries, (iii) any change in the Company Board or management of Schiff, (iv) any material change in Schiff's capitalization or dividend rate or policy or indebtedness, (v) any other material change in Schiff's corporate structure or business. (vi) any class of equity securities of Schiff being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Schiff becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.   Certain Effects of the Offer.

        Market for Shares.    The purchase of Shares pursuant to the Offer and in the event the Merger is consummated, the conversion of outstanding Shares, other than Shares owned by Purchaser, Parent, Ultimate Parent or their respective subsidiaries or Shares owned by holders properly exercising their appraisal rights, into the right to receive cash in an amount equal to the Offer Price, without interest, less any applicable withholding taxes, will reduce the number of holders of Shares and the number of Class A Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser, Parent and Ultimate Parent. Neither Purchaser, Parent nor Ultimate Parent can predict whether the reduction in the number of Class A Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        NYSE Listing.    Currently, only Class A Shares are actively traded on the NYSE. Following the consummation of the Offer, we, Parent, Ultimate Parent and Schiff expect to consummate the Merger as promptly as practicable thereafter. If the Merger takes place, no Class A Shares will be publicly owned. If all of the conditions to the Offer are satisfied or waived and we purchase all tendered Shares, prior to the Merger becoming effective, there may then be so few remaining stockholders and publicly held Class A Shares that such Class A Shares will no longer be eligible to be traded on the NYSE or any other securities exchange and there may not be a public trading market for such Class A Shares, and Schiff may cease making filings with the Securities and Exchange Commission (the "SEC") or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

        According to the NYSE's published guidelines, the NYSE would consider delisting the Class A Shares if, among other things, (i) the number of total stockholders of Schiff should fall below 400, (ii) the number of total stockholders of Schiff should fall below 1,200 and the average monthly trading volume for the Class A Shares is less than 100,000 for the most recent 12 months or (iii) the number of publicly held Class A Shares (exclusive of holdings of officers and directors of Schiff and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

        If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Class A Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Class A Shares is discontinued, the market for the Class A Shares could be adversely affected. If the NYSE were to delist the Class A Shares, it is possible that the Class A Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Class A Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Class A Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Class A Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.

        Exchange Act Registration.    The Class A Shares are currently registered under the Exchange Act. As a result, Schiff currently files periodic reports on account of the Class A Shares. Following the consummation of the Offer, there may be so few remaining stockholders and publicly held Class A Shares that the Class A Shares will no longer be eligible to trade on the NYSE or any other securities exchange and there may not be a public trading market for the Class A Shares and Schiff may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Schiff may terminate its Exchange Act registration and suspend its reporting obligations on account of the Class A Shares if (i) the outstanding Class A Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Class A Shares and (iii) Schiff is not otherwise required to furnish or file reports under the Exchange Act. Such termination and suspension, once effective, would reduce the information that Schiff must furnish to its stockholders and to the SEC. The deregistration of the Class A Shares, once effective, would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Class A Shares. In addition, if the Class A Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Schiff. Furthermore, the ability of Schiff's affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated. If registration of the Class A Shares under the Exchange Act were terminated, the Class A Shares would no longer be eligible for NYSE reporting or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for margin securities.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.   Dividends and Distributions.

        If, on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase, of Options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under Section 15—"Conditions to the Offer", we may, in our reasonable discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

        If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under Section 15—"Conditions to the Offer", (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our reasonable discretion.

15.   Conditions to the Offer.

        Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, if before the Expiration Date the Minimum Condition shall not have been satisfied, or if, at any time on or after the date of this Offer to Purchase, and before the Expiration Date, any of the following conditions exist:

          (a)   (i) A Specified Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger or imposing a Non-Required Remedy, (ii) there shall be pending, or threatened in writing, any Proceeding by any Specified Governmental Entity seeking to restrain or prohibit the consummation of the Offer or the Merger or to impose a Non-Required Remedy, other than in connection with any Proceeding involving the Company or any of its officers or directors relating to the Merger Agreement or the transactions contemplated thereby which is brought by or on behalf of stockholders of the Company, whether as an individual or a purported class or derivative action; and (iii) there shall be a statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger or imposing a Non-Required Remedy;

          (b)   (i) Any representation or warranty of the Company contained in Section 4.2(a) (third sentence only), Section 4.2(d), Section 4.3 and Section 4.11(b) of the Merger Agreement shall not be true and correct in all respects, as of the date of entering into the Merger Agreement and as of the Expiration Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (in which case not true and correct in all respects as of such date or time), (ii) any representation or warranty of the Company contained in (A) the first and fourth sentences of Section 4.2(a), (B) the third sentence of Section 4.2(b) or (C) any of the second and third sentences of Section 4.2(c) of the Merger Agreement shall not be true and correct in all material respects, as of the date of entering into the Merger Agreement and as of the Expiration Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (in which case is true and correct in all material respects as of such date or time), or (iii) any other representations and warranties of the Company contained in the Merger Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall not be true and correct in all respects as of the date of entering into the Merger Agreement and as of the Expiration Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (in which case not true and correct in all respects as of such date or time), except, with respect to this clause (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company Material Adverse Effect;

          (c)   The Company shall have failed to perform and comply in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement and any such breach or failure to do so shall not have been cured;

          (d)   From the date of entering into the Merger Agreement, there shall have occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which has had a Company Material Adverse Effect;

          (e)   Parent shall not have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Expiration Date, certifying that the conditions set forth in subsections 2(c), 2(d) and 2(e) of Annex I of the Merger Agreement have been satisfied; or

          (g)   The Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Purchaser, Parent and Ultimate Parent. All of the foregoing conditions, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Purchaser, Parent and Ultimate Parent, prior to the expiration of the Offer, in whole or in part at any time and from time to time, in the sole discretion of Purchaser, Parent or Ultimate Parent, provided that we will not waive the Minimum Condition without the prior consent of the Company (except, that subject to the terms of the Merger Agreement, we may remove the requirement to calculate such condition on a fully diluted basis). The failure by Purchaser, Parent or Ultimate Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

        On November 27, 2012, we were notified by the FTC that the early termination of the HSR waiting period has been granted, effective immediately, thereby satisfying the HSR Condition to the Offer.

        In the Merger Agreement the term "Non-Required Remedy" means, an action which will require, or be construed to require, Parent or any of its affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time, or any interest therein, or to agree to any material change (including through a licensing arrangement) or restriction on, or other impairment of Parent's or any of its affiliates' ability to own, manage or operate, any such assets, licenses, operations, rights, products or businesses, or any interest therein, or Parent's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation. In the Merger Agreement the term "Specified Governmental Entity" means, any Governmental Entity in the United States or any state thereof.

        In the Merger Agreement the term "Governmental Entity" means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including any court thereof. In the Merger Agreement the term "Order" means any outstanding order, writ, injunction, judgment, award, decree, ruling or determination of any Governmental Authority. In the Merger Agreement the term "Proceeding" means any civil, criminal or administrative suit, claim, action, hearing, arbitration, investigation or other proceeding.

16.   Certain Legal Matters; Regulatory Approvals.

General

        Except as described in this Section 16, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on our, Parent's and Ultimate Parent's review of publicly available filings by Schiff with the SEC and other information regarding Schiff, we are not aware of any governmental license or regulatory permit that appears to be material to Schiff's business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Schiff's business, or certain parts of Schiff's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Conditions to the Offer."

State Takeover Statutes

        A number of states (including Delaware, where Schiff is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects, in such states. Schiff, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and Schiff, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe Purchaser believes that there are reasonable bases for contesting such laws.

        As a Delaware corporation, the Company is subject to Section 203 of the DGCL ("Section 203"). Section 203 could significantly delay our ability to acquire the entire equity interest in the Company. In general, Section 203 would prevent an "interested stockholder" (generally defined in Section 203 as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares) or (iii) at or following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

        The Company Board has approved the Merger Agreement, the Tender and Support Agreements with Weider and TPG, the D&O Agreements, and all actions or matters necessary or appropriate to give effect to the Offer, the Merger and the other transactions contemplated by those agreements for purposes of Section 203 of the DGCL and any other state takeover law.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section—"The Offer."

Antitrust Compliance

        United States Antitrust Compliance.    Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants "early termination" of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, or the reviewing agency issues a formal request for additional information and documentary material. The purchase of Shares pursuant to the Offer is subject to the HSR Act. The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of assets of Parent, Ultimate Parent or Schiff. Private parties (as well as individual States of the United States) may also bring legal actions under the antitrust laws of the United States or state antitrust laws. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.

        Pursuant to the requirements of the HSR Act, we filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on November 16, 2012 and made a request pursuant to the HSR Act for early termination of the 15 day waiting period (from the date of such filing) applicable to the Offer. On November 27, 2012, we were notified by the FTC that the early termination of the HSR waiting period has been granted, effective immediately, thereby satisfying the HSR Condition to the Offer.

Going Private Transactions

        The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Schiff (for purposes of the Exchange Act); we expect that the Merger will be effected within one year following the consummation of the Offer; and, in the Merger, Schiff stockholders will receive the same price per Share as the Offer Price.

        Rule 13e-3 under the Exchange Act would otherwise require, among other things, that certain financial information concerning Schiff and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before the completion of a transaction.

Appraisal Rights

        You do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company who have neither voted in favor of a merger nor consented thereto in writing, and who otherwise under the DGCL comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the "Dissenting Shares"). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

        If any appraisal is made of Dissenting Shares and the Top-Up Option was exercised prior to the Effective Time, then the cash received and/or value of the promissory note received by the Company in payment of the exercise price of the Top-Up Option shall be treated as if it were not paid to or received by the Company and the Top-Up Shares issued upon the exercise of the Top-Up Option shall be treated as if they were not issued or outstanding in connection with the determination of the fair value of the Dissenting Shares in accordance with the applicable provisions of the DGCL.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Offer. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger within 60 days after the effective date of the Merger.

        Because of the complexity of Delaware law relating to appraisal rights, we encourage you to seek the advice of your own legal counsel. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. Because appraisal rights are not available in connection with the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. If the Merger is consummated, further information will be sent to holders of Shares who did not tender into the Offer regarding how and when they can demand appraisal of their Shares.

"Short-Form" Merger

        Section 253 of the DGCL provides that, if a parent company owns at least 90% of the issued and outstanding shares of each class of a subsidiary's stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company or one of its other subsidiaries pursuant to the "short-form" merger procedures without prior notice to, or the approval or consent of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, we would have to own at least 90% of the issued and outstanding shares of each class of Company Common Stock. If we are able to consummate the Merger pursuant to these provisions of the DGCL, the consummation of the Merger would take place as soon as practicable after the Offer Acceptance Time, without any notice to or approval or consent of the other holders of Shares. If we own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding shares of each class of Company Common Stock, we, Parent, Ultimate Parent and Schiff will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable in accordance with these "short-form" merger procedures set forth in Section 253 of the DGCL.

        There is no assurance that we will acquire enough Shares to exercise the Top-Up Option which the Company granted us in the Merger Agreement or that a subsequent offering period (if any) will result in our owning that number of Shares that would be equal to the number of Shares that, when added to the number of Shares owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares outstanding in each class of Company Common Stock. As a result, we may not be able to effect the Merger under the "short-form" merger provisions of Section 253 of the DGCL. If we do not own the above number of outstanding Shares, Schiff will be required to distribute to Schiff stockholders an information statement in accordance with SEC rules, in order to consummate the Merger. The Merger Agreement was adopted on November 21, 2012 by written consent of Schiff stockholders holding a majority of the total voting power of the Shares. However, if we are unable to complete the "short-form" merger, we will not be able to complete the Merger until 20 days after Schiff has distributed to the Schiff stockholders an information statement in accordance with SEC rules.

        The foregoing discussion is not a complete statement of the DGCL or U.S. federal law and is qualified in its entirety by reference to the DGCL and applicable U.S. Federal law.

17.   Fees and Expenses.

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

18.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. However, we may, in our discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

        No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser, Parent and Ultimate Parent have filed with the SEC a Tender Offer Statement on Schedule TO, and amendments thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file additional amendments thereto. The Schedule TO and any amendments thereto, including Exhibits, may be examined and copies may be obtained from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC's website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ASCOT ACQUISITION CORP.
RECKITT BENCKISER LLC
RECKITT BENCKISER GROUP PLC

November 27, 2012

 ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS, MANAGERS
AND EXECUTIVE OFFICERS OF PURCHASER, PARENT, AND ULTIMATE PARENT

        Purchaser.    Set forth in the table below are the name, country of citizenship, age, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Purchaser. Directors are identified with an asterisk.

        Purchaser is a Delaware corporation. The business address of Purchaser is 399 Interpace Parkway, Parsippany, NJ 07054-0225. The business telephone number for Purchaser is (973) 404-2600.

        During the past five years, none of Purchaser or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Country of Citizenship	Age	Present Principal Occupation or Employment and Employment History
*Frederic Larmuseau	Belgium	42	Mr. Larmuseau has been President and a Director of Purchaser since November 14, 2012. He has been a manager and the Senior Regional Director (North America) of Parent since December 15, 2011. Mr. Larmuseau joined Ultimate Parent on April 23, 2001 as Regional Marketing Director (East Asia) and served in that capacity until July 31, 2005. From August 1, 2005 until January 31, 2008, Mr. Larmuseau was the Global Category Director (Fabric). From February 1, 2008 until September 30, 2009 Mr. Larmuseau was the General Manager (Brazil). From October 1, 2009 until December 15, 2011, Mr. Larmuseau was the Senior Vice President Regional Director (Latin America).
*John Brennan	Ireland	50

Mr. Brennan has been Vice President, Treasurer, and a Director of Purchaser since November 14, 2012. He has been a manager and the Regional Finance Director (North America) of Parent since February 1, 2012. Mr. Brennan joined Ultimate Parent on April 1, 2001 as Finance Director (Australia/New Zealand) and served in that capacity until July 5, 2009. From July 6, 2009 until November 30, 2009, Mr. Brennan was the Regional Finance Director (Northern Europe). From December 1, 2009 until January 1, 2012, Mr. Brennan was the Finance Director (Northern Europe).

Name	Country of Citizenship	Age	Present Principal Occupation or Employment and Employment History
*Elliott Penner	Canada	52

Mr. Penner has been Vice President and a Director of Purchaser since November 14, 2012. He has been a manager and President (Food Products Division) of Parent since January 1, 2000. Mr. Penner joined Parent on May 6, 1993 as Regional Senior Vice President and served in that capacity until December 31, 1999.

*Markus Hartman	United States	48

Mr. Hartmann has been Vice President and a Director of Purchaser since November 14, 2012. He has been a manager of Parent and the General Counsel (Europe and North America) of Ultimate Parent since January 1, 2012. Mr. Hartmann joined Ultimate Parent on April 14, 2009 as Legal Director and served in that capacity until December 31, 2011. Prior to joining Ultimate Parent, Mr. Hartmann served as the General Counsel of Aspen Dental Management, Inc. for 2 years. Mr. Hartmann has been General Counsel—Europe and North America of Ultimate Parent since January 1, 2012. He was Legal Director of Ultimate Parent from April 14, 2009 to January 1, 2012.

        Parent.    Set forth in the table below are the name, country of citizenship, age, current principal occupation and material positions held during the past five years of each of the managers and executive officers of Parent. Managers are identified with an asterisk.

        Parent is a Delaware limited liability company. The business address of Parent is 399 Interpace Parkway, Parsippany, NJ 07054-0225. The business telephone number for Parent is (973) 404-2600. Parent is an indirect wholly-owned subsidiary of Ultimate Parent. Parent manufactures, markets and sells household and cleaning products in North America, including cleaners, disinfectants and deodorizers for household use and its products serve the chemical and household products industries. Such products include high-profile brands such as Clearasil, Mucinex, Lysol disinfectant cleaner, Calgon water softeners and Finish dishwasher detergent.

        During the past five years, none of Parent or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Country of Citizenship	Age	Present Principal Occupation or Employment and Employment History
*Frederic Larmuseau	Belgium	42	Mr. Larmuseau has been a manager and the Senior Regional Director (North America) of Parent since December 15, 2011. Mr. Larmuseau joined Ultimate Parent on April 23, 2001 as Regional Marketing Director (East Asia) and served in that capacity until July 31, 2005. From August 1, 2005 until January 31, 2008, Mr. Larmuseau was the Global Category Director (Fabric). From February 1, 2008 until September 30, 2009 Mr. Larmuseau was the General Manager (Brazil). From October 1, 2009 until December 15, 2011, Mr. Larmuseau was the Senior Vice President Regional Director (Latin America).
*John Brennan	Ireland	50

Mr. Brennan has been a manager and the Regional Finance Director (North America) of Parent since February 1, 2012. Mr. Brennan joined Ultimate Parent on April 1, 2001 as Finance Director (Australia/New Zealand) and served in that capacity until July 5, 2009. From July 6, 2009 until November 30, 2009, Mr. Brennan was the Regional Finance Director (Northern Europe). From December 1, 2009 until January 1, 2012, Mr. Brennan was the Finance Director (Northern Europe).

*Elliott Penner	Canada	52

Mr. Penner has been a manager and President (Food Products Division) of Parent since January 1, 2000. Mr. Penner joined Parent on May 6, 1993 as Regional Senior Vice President and served in that capacity until December 31, 1999.

*Markus Hartman	United States	48

Mr. Hartmann has been a manager of Parent and the General Counsel (Europe and North America) of Ultimate Parent since January 1, 2012. Mr. Hartmann joined Ultimate Parent on April 14, 2009 as Legal Director and served in that capacity until December 31, 2011. Prior to joining Ultimate Parent, Mr. Hartmann served as the General Counsel of Aspen Dental Management, Inc. for 2 years.

        Ultimate Parent.    Set forth in the table below are the name, country of citizenship, age, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Ultimate Parent. Directors are identified by an asterisk.

        Ultimate Parent is a United Kingdom public limited company. The business address of Ultimate Parent is Turner House, 103-105 Bath Road, Slough, Berkshire, SL1 3UH, UK. The business telephone number of Ultimate Parent is 44 (0) 1753-217800. Ultimate Parent is a multinational consumer goods company headquartered in Slough, United Kingdom. It is one of the world's leading manufacturers and marketers of branded products in household, health, and personal care. Ultimate Parent was formed in 1999 by the merger of the UK-based Reckitt & Colman plc and the Netherlands-based Benckiser NV and its brands include Dettol, Strepsils, Veet, Air Wick, Calgon, Clearasil, Cillit Bang, Durex and Vanish. It has operations in over 60 countries and its products are sold in almost 200 countries. Ultimate Parent has approximately 50 manufacturing facilities worldwide and more than 32,000 employees across the globe. Ultimate Parent is listed on the London Stock Exchange (LSE: RB) and is a constituent of the FTSE 100 Index and its current market capitalization is approximately £27.55 billion.

        During the past five years, none of Ultimate Parent or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Country of Citizenship	Age	Present Principal Occupation or Employment and Employment History
*Rakesh Kapoor	India	54	Mr. Kapoor joined Reckitt & Colman in 1987, serving in various roles including Regional Sales Manager, North India, General Manager, Indian Southern Region and Regional Marketing Director, South Asia. In 1999, he was appointed Global Category Director, Pest Control. Following the 1999 merger of Reckitt & Colman plc and Benckiser NV, he assumed the role of Senior Vice President, Home Care. He was appointed SVP, Regional Director, Northern Europe in 2001 and in July 2006, he was promoted to EVP, Category Development. Mr. Kapoor has the responsibility of global category management, research and development, media, market research. and strategic alliances. Mr. Kapoor became CEO on November 1, 2011.
Heather Allen	Canada	45

Ms. Allen joined Ultimate Parent in 1996 from Procter & Gamble. She undertook a number of senior marketing roles in Eastern Europe, before becoming Marketing Director USA in 1999. She was appointed General Manager Canada in 2003 and joined the global head office in the UK in 2006 as Global Category Officer germ protection, surface and personal care. She was appointed to her current role as EVP Category Development in May 2011.

Alfred Caspers	Germany	51

Mr. Caspers joined Ultimate Parent in 1997 as EVP for Eastern Europe. He has held various roles within Ultimate Parent in Europe, US, Eastern Europe, Turkey and the global head office. Mr. Caspers is now responsible for Latin America, North Asia, South East Asia, and Australia and New Zealand, and is headquartered in Singapore. As part of Ultimate Parent's new strategy for continued outperformance, in January 2012 he became EVP of the newly created LAPAC area.

Name	Country of Citizenship	Age	Present Principal Occupation or Employment and Employment History
*Mary Elizabeth Doherty	Britain	55

Ms. Doherty joined Ultimate Parent as CFO in January 2011. Before this, she was chief financial officer at Brambles Industries PLC for 2 years. With a market cap of Aus$9.7bn, the supply chain company operates across 45 countries and is a top 25 Australian stock exchange quoted company. Prior to Brambles, Ms. Doherty spent 7 years at Tesco PLC, initially as international finance director and later as group international finance director when her role was expanded to include corporate accounts, group tax and treasury. She joined Tesco after a 22 year career with Unilever PLC where she had various country, regional and corporate roles mainly in finance but also in the supply chain function. She has worked in Australia, Spain, the Netherlands and Thailand, as well as the UK. Ms. Doherty was a non-executive director at SABMiller PLC from 2006-2010. In September 2012, it was announced that she was to step down from the role from March 2013. Adrian Hennah, currently CFO at Smith & Nephew, is appointed the new CFO and will join the business at the end of December 2012.

Amedeo Fasano	Italy	51

Mr. Fasano joined Ultimate Parent in 1997 as Supply Director Italy. After the 1999 merger of Reckitt & Colman plc and Benckiser NV, he was appointed Manufacturing Director for Central, South Western and Southern Europe Regions. In 2002 he became Regional Supply Director North America and in 2003 SVP Supply Australia and New Zealand. In 2007 he took over the role of SVP Supply Developing Markets and in March 2009 Amedeo was appointed as EVP Supply. He previously worked for Pirelli Tyres in multiple supply roles.

Rob de Groot	The Netherlands	46

Mr. de Groot joined Ultimate Parent in 1988. After international roles in marketing and sales he became General Manager The Netherlands, then SVP, Regional Director Eastern Europe and was appointed Global Category Officer, surface and dish before being appointed EVP North America & Australia. Mr. de Groot is now responsible for North America, Central Europe, Northern Europe, Southern Europe and Western Europe and headquartered in Amsterdam. As part of Ultimate Parent's new strategy for continued outperformance, in January 2012 Mr. de Groot became EVP of the newly created ENA area.

Name	Country of Citizenship	Age	Present Principal Occupation or Employment and Employment History
Salvatore Caizzone	Italy	48

Mr. Caizzone joined Ultimate Parent in 1996, serving in several roles in Italy, Russia & the Baltics. He was SVP Africa & Middle East region for eight years before being appointed EVP, Europe in May 2010. Mr. Caizzone is now responsible for Russia & CIS, Middle East, North Africa, Turkey and Sub-Saharan Africa and is headquartered in Dubai. As part of Ultimate Parent's new strategy for continued outperformance, in January 2012 he became EVP of the newly created RUMEA area.

Gareth Hill	Britain South Africa	45

Mr. Hill joined Ultimate Parent in 2006 and currently serves as SVP of Information Services. He was previously Information Systems Director at Arcadia Group Ltd. Prior to Arcadia, Mr. Hill was at IBM UK Ltd, Rex Trueform Clothing Ltd in South Africa and Arthur Andersen. He is a qualified chartered accountant.

Simon Anthony Nash	Britain	51

Mr. Nash joined Ultimate Parent in 2009 from Novartis Consumer Health, where he was Global Head of Human Resources, based in Switzerland. Mr. Nash started his international career with Procter & Gamble in detergent manufacturing, before moving into HR with Mars Confectionery in Slough. He moved to New York in 1993 with Kraft Foods International and then on to Chicago as HR Head of the office products subsidiary of Fortune Brands Inc. Mr. Nash currently serves as SVP, Human Resources.

*Adrian David Presland Bellamy	Britain	70

Mr. Bellamy was appointed a Non-Executive Director of Ultimate Parent in December 1999 and became Non-Executive Chairman in May 2003. He is currently the Chairman of Ultimate Parent's Board of Directors, the Chairman of the Nomination Committee and a member of the Remuneration Committee. Mr. Bellamy is a Director of The Gap Inc and a Director and Chairman of Williams-Sonoma Inc. He was Chairman of The Body Shop International plc until March 2008 and was formerly Chairman and a Director of Gucci Group NV and of The Robert Mondavi Corporation. Mr. Bellamy also serves on the boards of Protek Lending LLC, Ontex IV SA, Total Wine and More and Mills Peninsular Health Services Ltd.

Name	Country of Citizenship	Age	Present Principal Occupation or Employment and Employment History
*Richard John Cousins	Britain	53

Mr. Cousins was appointed a Non-Executive Director of Ultimate Parent in October 2009. He is currently a member of the Remuneration Committee and is also currently serving as Chief Executive Officer of Compass Group plc, the world's largest catering company. He was, until 2006, Chief Executive Officer of BPB plc, having held a number of positions with that company since 1990. He is a former Non-Executive Director of P&O plc and HBOS plc.

*Dr. Gerd Peter Harf	Germany	66

Dr. Harf joined the Ultimate Parent's Board of Directors as a Non-Executive Director in December 1999 and is the Deputy Chairman. He is a member of the Nomination Committee. He has been the Chairman of Labelux since 2008. He has been the Chief Executive Officer of Parentes Holding SE, formerly Joh. A. Benckiser SE., a privately held investment company, since July 2006. He has been Chief Executive Officer of Donata Holding SE since March 2006. Dr. Harf has been Chairman of the non-profit DKMS Foundation since 1991. He was Chairman of Coty Inc. from December 1996 to September 2011. Dr. Harf was also the former Chairman of Anheuser-Busch Inbev until April 2012 and was a director of Brunswick Corporation until May 2007.

*Kenneth John Hydon	Britain	68

Mr. Hydon was appointed a Non-Executive Director of Ultimate Parent in December 2003 and the Chairman of the Audit Committee in November 2006. He is a member of the Nomination committee. He is a Fellow of the Chartered Institute of Management Accountants, the Association of Chartered Certified Accountants and the Association of Corporate Treasurers. He was the Senior Independent Director between February 2005 and November 2006 and also served on the board of directors of Royal Berkshire NHS Foundation Trust until March 2012. He retired as Financial Director of Vodafone Group plc in July 2005 and is currently a Non-Executive Director of Tesco plc and Pearson plc.

Name	Country of Citizenship	Age	Present Principal Occupation or Employment and Employment History
*André Pierre Joseph Lacroix	France	52

Mr. Lacroix was appointed a Non-Executive Director of Ultimate Parent in October 2008. He is a member of the Audit Committee. He is Group Chief Executive of Inchcape plc and Chairman of Good Restaurants AG. He was previously Chairman and Chief Executive Officer of Euro Disney, and has also held positions at Burger King (Diageo), Colgate, PepsiCo and Ernst & Young LLP.

*Ernest Arthur Graham Mackay	Britain, South Africa	63

Mr. McKay was appointed a Non-Executive Director of Ultimate Parent in February 2005 and Senior Independent Director of Ultimate Parent in November 2006. He joined the Nomination Committee in November 2011. He is a member of the Remuneration Committee. He is Executive Chairman, and was, until July 2012, Chief Executive Officer, of SABMiller plc, one of the world's largest brewers with brewing interests or major distribution agreements in over 60 countries across six continents and also serves on the board of directors of Miller Coors LLC. He joined the board of directors of Philip Morris International Inc in October 2008.

*Judith Sprieser	United States	59

Ms. Sprieser was appointed a Non-Executive Director of Ultimate Parent in August 2003 and has been Chair of the Remuneration Committee since June 2004. She is a member of the Nomination Committee. She has been a Director of Allstate Insurance Company since 1999, a Director of InterContinental Exchange, Inc. since 2004, a Director of Royal Ahold NV since 2006, and a Director of Experian plc since 2010. She was a Director of USG Corporation from 1994 to 2010 and was a Director of Adecco S.A. from 2008 to 2011. She was President and Chief Executive Officer of Transora, Inc. from 2000 to 2005, and was Executive Vice President of Sara Lee Corporation from 1987 to 2000. She was a Director of CBS Corporation from 2005 to 2006 and was a Director of Kohl's Corporation from 2003 to 2006.

*Warren Gordon Tucker	Britain	50

Mr. Tucker was appointed a Non-Executive Director of Ultimate Parent in February 2010. He is a member of the Audit Committee. He has been Chief Financial Officer of Cobham plc since he joined in 2003. He is a chartered accountant and previously held senior finance positions at Cable & Wireless plc and British Airways plc.

The Depositary for the Offer is:

Wells Fargo Shareowner Services

By Mail:	By Hand or Courier Delivery:
Wells Fargo Shareowner Services Attn: Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Shareowner Services Attn: Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights MN 55120-4100

        If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016

(212) 929-5500 (Call Collect)

Call Toll Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

QuickLinks

  Exhibit (a)(1)(vii)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
ANNEX A CERTAIN INFORMATION REGARDING THE DIRECTORS, MANAGERS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT, AND ULTIMATE PARENT
The Depositary for the Offer is: Wells Fargo Shareowner Services
The Information Agent for the Offer is